                                                                 EXHIBIT 99(A)
FIRST CHICAGO NBD CORPORATION

INDEX TO SUPPLEMENTAL FINANCIAL INFORMATION



                                                            Page
                                                            ----
Introduction.............................................      2

Selected Supplemental Financial Data.....................      3

Supplemental Business Segments...........................      4

Supplemental Earnings Analysis...........................      5

Supplemental Liquidity Risk Management...................     11

Supplemental Market Risk Management......................     12

Supplemental Credit Risk Management......................     19

Supplemental Derivative Financial Instruments............     25

Supplemental Capital Management..........................     28

Supplemental Consolidated Financial Statements...........     31

Notes to Supplemental Consolidated Financial Statements..     35

Report of Independent Public Accountants.................     64

Supplemental Selected Statistical Information............     65

INTRODUCTION

Effective December 1, 1995, First Chicago Corporation ("First Chicago" or "FCC") merged into NBD Bancorp, Inc. ("NBD Bancorp" or "NBD"). NBD was renamed First Chicago NBD Corporation (the "Corporation" or "FCNBD"). The combination produced the Midwest's leading provider of banking services to consumers, middle market companies and large corporate customers. At September 30, 1995, the Corporation had assets of $124 billion, total deposits of $67 billion, and stockholders' equity of $8 billion, after giving effect to the merger and an anticipated restructuring charge estimated to be $225 million.

The merger has been accounted for as a pooling of interests and, accordingly, the amounts for all current and prior periods reported in this supplemental filing, except as otherwise noted, are reported on a combined basis including both FCC and NBD.

SELECTED SUPPLEMENTAL FINANCIAL DATA

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(Dollars in millions, except per share data)                                       1994       1993       1992       1991
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SUMMARY OF INCOME
Net interest income............................................................  $  2,956    $ 2,784    $ 2,692    $ 2,418
Provision for credit losses....................................................       276        390        653        606
Provision for loans held for
  accelerated disposition......................................................         -          -        491          -
Noninterest income.............................................................     2,393      2,769      2,018      1,703
Noninterest expense(1).........................................................     3,220      3,161      3,294      2,867
Income before cumulative effect of changes
  in accounting principles.....................................................     1,221      1,290        224        478
Net income.....................................................................     1,221      1,290        394        478
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EARNINGS PER SHARE
Primary
  Income before cumulative effect of changes
    in accounting principles...................................................  $   3.62    $  3.91    $  0.60    $  1.56
  Net income...................................................................      3.62       3.91       1.17       1.56
Fully Diluted
  Income before cumulative effect of changes
    in accounting principles...................................................      3.58       3.79       0.60       1.55
  Net income...................................................................      3.58       3.79       1.17       1.55
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PERIOD-END BALANCES
Total assets...................................................................  $112,763    $93,140    $90,011    $87,573
Long-term debt.................................................................     7,246      5,250      4,175      3,822
Total stockholders' equity.....................................................     7,809      7,499      6,323      5,660
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COMMON SHARE DATA
Dividends declared.............................................................  $   1.23    $  1.08    $  1.04    $  0.95
Book value, year-end...........................................................     22.60      21.25      18.27      18.06
Market price, year-end.........................................................    27-3/8     29-3/4     32-3/4     29-3/4
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CAPITAL RATIOS(2)
Common equity-to-assets ratio..................................................       6.8%       7.6%       6.5%       6.0%
Regulatory leverage ratio......................................................       7.3        7.8        6.6        6.5
Risk-based capital
  Tier 1 ratio.................................................................       8.6        9.0        7.4        6.5
  Total capital ratio..........................................................      13.0       13.6       11.3        9.8
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(1) 1992 includes $134 million of provision for other real estate held for accelerated disposition.
(2) Net of investment in First Chicago Capital Markets, Inc.

SUPPLEMENTAL BUSINESS SEGMENTS

For external reporting purposes, First Chicago NBD Corporation's business segments are structured as follows:

  . Business Banking - principally the customer-related activities in the large corporate market (Corporate and Institutional Banking), as well as the middle market banking activities of American National in Illinois and NBD Michigan and Indiana.

  . Consumer Banking - the national credit card business (First Card) and retail activities in the branches across the FCNBD franchise.

  . Corporate Investments - generally noncustomer-oriented activities including the venture capital portfolio; funding and arbitrage; leveraged leasing; investment portfolio; and certain trading activities.

  . Other - includes special corporate charges or the results of other transactions not directly associated with the activities of the above business segments.

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                               Net Income           Average Assets
                             (In millions)           (In billions)
                         ---------------------   ----------------------
                          1994    1993    1992    1994    1993    1992
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Business banking.......  $  418  $  461  $ 148   $ 59.1  $ 51.8   $51.7
Consumer banking.......     521     438    291     27.7    24.9    22.9
Corporate investments..     224     318    178     26.6    24.3    23.2
Other..................      58      73   (223)       -     0.5     0.3
                         ------  ------  -----   ------  ------   -----
     Total.............  $1,221  $1,290  $ 394   $113.4  $101.5   $98.1
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The estimated historical financial results aligned by these business segments were derived from the internal management reporting systems of First Chicago and NBD. Any major differences in management accounting policies and practices were identified and, to the extent appropriate, changes were made at the line-of-business level to reconcile these differences toward a common standard.

The combined Corporation intends to continue to present the financial performance of its key business segments in the future. A uniform approach to management accounting and reporting is being developed, which will allow for more detailed analysis of the underlying performance trends of the various business segments of First Chicago NBD Corporation in future filings with the Commission.

SUPPLEMENTAL EARNINGS ANALYSIS

SUMMARY

Net income for 1994 was $1.221 billion, or $3.58 per share, compared with $1.290 billion, or $3.79 per share, in 1993 and $394 million, or $1.17 per share, in 1992.

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(In millions, except per share data)             1994    1993   1992
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NET INCOME
  Income before cumulative effect of changes
    in accounting principles..................  $1,221  $1,290  $ 224
  Cumulative effect of changes in
    accounting principles.....................       -       -    170
                                                ------  ------  -----
       Net income.............................  $1,221  $1,290  $ 394

FULLY DILUTED EARNINGS PER SHARE
  Income before cumulative effect of changes
    in accounting principles..................  $ 3.58  $ 3.79  $0.60
  Cumulative effect of changes in
    accounting principles.....................       -       -   0.57
                                                ------  ------  -----
       Net income.............................  $ 3.58  $ 3.79  $1.17
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The Corporation's 1994 results continued to reflect excellent performance in its core businesses. Highlights of the year were:

  . The credit card business posted record earnings of $338 million. Average managed credit card receivables increased 19% and managed receivables topped $13 billion at year-end 1994.

  . Credit quality continued to improve. The commercial provision for credit losses was 8 basis points of commercial loans in 1994, compared with 57 basis points in 1993. Commercial nonperforming assets declined to $351 million at year-end 1994, resulting in an overall nonperforming asset ratio of 0.6% and a commercial reserve coverage ratio of 309%.

  . Noninterest expense was well managed. Overall expense growth in 1994 was limited to 2%.

  . The Corporation continued to expand through its merger with Lake Shore Bancorp, Inc. in July 1994 as well as through the acquisition in January 1995 of AmeriFed Financial Corp. of Joliet, Illinois. In addition, in early 1995 the Corporation reached an agreement to acquire Deerbank Corporation of Deerfield, Illinois.

  . The Corporation's venture capital portfolio produced excellent results, with net income of $95 million and a 26% return on equity.

  . The Corporation's strong capital position was maintained during 1994 and stockholder returns were enhanced as the annual dividend on common stock was increased by 14%, to $1.23 per share.

Return on common equity was 16.6% for 1994, compared with 19.9% for 1993 and 6.3% for 1992.

The Corporation's regulatory capital ratios continued to exceed the well-capitalized guidelines. At December 31, 1994, the risk-based capital ratio was 13.0%, while the regulatory leverage ratio was 7.3%. These ratios were 13.6% and 7.8%, respectively, at December 31, 1993.

NET INTEREST INCOME

Net interest income includes fundamental spreads on earning assets as well as such items as loan fees, cash interest collections on problem loans, dividend income, interest reversals, and income or expense on interest rate derivatives used to manage interest rate risk.

Net interest margin measures the efficiency of the use of the Corporation's earning assets and its underlying capital. In order to analyze fundamental trends in net interest margin, it is useful to adjust for: 1) securitization of credit card receivables and 2) the activities of First Chicago Capital Markets, Inc. (FCCM).

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(Dollars in millions)                             1994      1993      1992
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REPORTED:
  Net interest income - tax-equivalent basis..  $ 3,043   $ 2,893   $ 2,804
  Average earning assets......................   92,598    84,891    82,934
  Net interest margin.........................     3.29%     3.41%     3.38%

ADJUSTED:
  Net interest income - tax-equivalent basis..  $ 3,579   $ 3,353   $ 3,141
  Average earning assets......................   88,969    82,984    81,222
  Net interest margin.........................     4.02%     4.04%     3.87%
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When credit card receivables are sold in securitization transactions, the Corporation's earnings are unchanged. However, the net interest income related to these high-yield assets is displaced by increased servicing fees, net of related credit losses. The average levels of securitized receivables were $5.5 billion in 1994, $4.8 billion in 1993 and $3.9 billion in 1992.

FCCM is the Corporation's wholly owned subsidiary engaged in permissible investment banking activities. Because capital requirements for FCCM are risk-exposure driven rather than based on asset levels, FCCM can generate substantial volumes of relatively riskless, thin-spread earning assets that require little additional capital. The Corporation's net interest margin trends can be better analyzed if these earning assets and related margins are excluded.

Cash interest collections related to Brazilian debt added 2 basis points to adjusted net interest margin in 1994. For 1993, the adjusted net interest margin included 5 basis points from Brazilian cash interest collections and the effect of revaluing the leveraged lease portfolio because of a change in federal income tax rates. Excluding these special items, the adjusted net interest margin in 1994 was up slightly from 1993 levels.

The cost of carrying nonperforming assets declined as average nonperforming assets (including those held for accelerated disposition) decreased to $0.5 billion in 1994 from $0.9 billion in 1993 and $1.5 billion in 1992.

NONINTEREST INCOME
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                                                               Percent
                                                        Increase (Decrease)
                                                        ---------------------

(Dollars in millions)            1994     1993    1992  1993-1994   1992-1993
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Combined trading
  profits....................  $   86   $  305  $  197     (71.8)%       54.8%
Equity securities gains......     229      488     205      (53.1)      138.0
Investment securities gains
  (losses)...................      (1)       2      10     (150.0)      (80.0)
                               ------   ------  ------
  Market-driven revenue......     314      795     412      (60.5)       93.0
Credit card fee revenue......     871      730     553       19.3        32.0
Fiduciary & investment
  management fees............     377      374     346        0.8         8.1
Service charges on deposits..     372      377     333       (1.3)       13.2
Other service charges
  and commissions............     316      327     313       (3.4)        4.5
Gain on sale of loans........       6       50      22      (88.0)      127.3
Accelerated disposition
  portfolio gains............      46       60       -      (23.3)        N/M
Gain on sale of investment
  advisory business..........      35        -       -        N/M         N/M
Other........................      56       56      39          -        43.6
                               ------   ------  ------
     Total...................  $2,393   $2,769  $2,018      (13.6)       37.2
                               ======   ======  ======
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Noninterest income declined by $376 million, or 13.6%, in 1994, following an increase of $751 million, or 37.2%, in 1993. Much of the change in both years reflected the volatility in market-driven revenue, principally trading profits and equity securities gains.

Combined trading profits were $86 million in 1994, compared with a record $305 million in 1993 and $197 million in 1992. The following factors contributed to depressed trading profits in 1994:

  . reduced market liquidity and significant volatility, which caused losses in emerging markets trading activities;

  . the sharp rise in short-term interest rates, which led to reduced financial asset values and profit opportunities; and

  . well-publicized issues related to the use of derivative financial instruments throughout the banking industry, which resulted in reduced customer transaction activity.

Equity securities gains during 1994 were $229 million, compared with a record $488 million in 1993 and $205 million in 1992. Equity securities gains arise principally from the Corporation's venture capital activities, and to a lesser extent from corporate finance activities and from the sale of securities received in troubled-debt restructurings, as presented in the following table.

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(In millions)                    1994      1993      1992
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Venture capital................  $189      $381      $188
Corporate finance..............    39        72         7
Debt restructuring.............     1        35        10
                                 ----      ----      ----
Total equity securities gains..  $229      $488      $205
                                 ====      ====      ====
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The venture capital and corporate finance gains include changes in the fair value of investments. Details of the venture capital activities are presented on pages 18 and 19.

Credit card fee revenue, adjusted for the effects of credit card securitizations, grew 16% in 1994 to $574 million and 24% in 1993 to $493 million. Revenue growth in both periods resulted from increased transaction volume, due in part to a growing cardholder base.

Fiduciary and investment management fees include revenue generated by the Corporation's traditional trust products and services, investment management activities, and the shareholder services business. Fees generated from trust and fiduciary activities grew modestly in both periods, reflecting increased transaction volume in each year, while 1993 results were also favorably affected by the increase in stock and bond prices. Revenues from the shareholder services business was $81 million in both 1994 and 1993, and $72 million in 1992. Revenue growth in this business was dampened by industry consolidation and increased price competition.

Service charges on deposits include retail deposit fees and deficient balance fees. Deficient balance fees were down slightly in 1994 due in part to a higher credit given for balances maintained in business accounts as the general level of interest rates rose substantially during the year.

Gains on the sale of loans, principally home mortgage loans, were down sharply in 1994 as a result of lower mortgage refinancing volumes and a decision to hold more of the mortgages generated in the loan portfolio.

Net gains from the active management of assets held in the accelerated disposition portfolio totaled $46 million in 1994, compared with $60 million in 1993.

Other noninterest income in 1994 included a $35 million gain related to the sale of the Corporation's remaining interest in Brinson Holdings, Inc. to Brinson's management.


PROVISION FOR CREDIT LOSSES

Details of the Corporation's credit risk management and performance are presented in the Credit Risk Management section, beginning on page 19.


NONINTEREST EXPENSE

Operating expense in 1994 was $3.217 billion, compared with $3.148 billion in 1993 and $3.095 billion in 1992. Overall expense growth was limited to 2%, reflecting higher employee costs, increased equipment costs, and investments in selected businesses.

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SALARIES AND BENEFITS
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                                                               Percent
                                                          Increase(Decrease)
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(Dollars in millions)            1994     1993     1992  1993-1994   1992-1993
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Salaries.....................  $1,325   $1,324   $1,233        0.1%        7.4%
Employee benefits............     277      234      191       18.4        22.5
                               ------   ------   ------
    Total....................  $1,602   $1,558   $1,424        2.8         9.4
                               ======   ======   ======

Average full-time
  equivalent employees.......  35,642   35,795   35,438      (0.4)%        1.0%
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Employee costs increased by $44 million, or 2.8%, in 1994, following an increase of $134 million, or 9.4%, between 1992 and 1993. Increases in both periods were due to staff increases in certain business units as well as the increased cost of pension and medical benefits programs. Partially offsetting these increases in 1994 were lower performance-based incentive accruals related to lower trading profits.

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OTHER NONINTEREST EXPENSE
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                                                               Percent
                                                          Increase(Decrease)
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(Dollars in millions)            1994     1993     1992  1993-1994   1992-1993
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Occupancy expense of
  premises, net..............  $  244   $  256   $  289       (4.7)%     (11.4)%
Equipment rentals,
  depreciation & maintenance.     245      194      191       26.3         1.6
Marketing & public relations.     128      108       56       18.5        92.9
FDIC insurance expense.......     105      116      116       (9.5)          -
Amortization of intangible
  assets.....................      93      123      108      (24.4)       13.9
Telephone....................      67       64       57        4.7        12.3
Freight & postage............      68       65       60        4.6         8.3
Travel & entertainment.......      47       46       40        2.2        15.0
Stationery & supplies........      39       46       47      (15.2)       (2.1)
Operating and other taxes....      31       29       27        6.9         7.4
Other........................     548      543      604        0.9       (10.1)
                               ------   ------   ------
    Other operating expense..   1,615    1,590    1,595        1.6        (0.3)
Provision for other
  real estate*...............       3       13      199      (76.9)      (93.5)
Merger-related expenses......       -        -       76        N/M         N/M
                               ------   ------   ------
    Total....................  $1,618   $1,603   $1,870        0.9       (14.3)
                               ======   ======   ======
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* Includes $134 million in provisions taken relative to assets transferred to the accelerated disposition portfolio in the third quarter of 1992.

Other operating expense increased by $25 million, or 1.6%, in 1994, following a decrease of $5 million, or 0.3%, in 1993.

Occupancy expense declined by 4.7% in 1994 to $244 million. Occupancy expense in 1993 included the incremental costs associated with both the relocation of the Corporation's shareholder services business and a reduction in other occupancy requirements. Relocation and space reduction costs of $29 million were included in occupancy expense in 1992. Excluding these charges, occupancy expense was 1.5% lower in 1993 than in 1992.

Equipment expense in 1994 increased 26.3% to $245 million, reflecting the expensing of personal computer equipment; previously, purchases of such equipment were capitalized and depreciated. A special charge of $25 million was taken in 1994 to reflect the reduction in the estimated useful life of existing personal computer equipment.

Intangible amortization expense decreased $30 million in 1994 as core deposit intangibles related to certain acquisitions became fully amortized. The 1993 results included a $12 million charge for the accelerated amortization of certain acquired intangibles.

Special corporate expenses totaled $19 million in 1994, $14 million in 1993 and $57 million in 1992, primarily associated with litigation and other corporate activities. Excluding special corporate expense items, other operating expense increased 1.3% in 1994 and 2.5% in 1993.


APPLICABLE INCOME TAXES

The following table shows the Corporation's income before income taxes, applicable income taxes, and effective tax rate for each of the past three years:

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(Dollars in millions)              1994     1993     1992
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Income before income taxes......  $1,853   $2,002   $ 272
Applicable income taxes.........     632      712      48
Effective tax rate..............    34.1%    35.6%   17.6%
---------------------------------------------------------

Tax expense in 1994 included a one-time tax benefit related to the implementation of the final Internal Revenue Service bad debt recapture regulations as well as the effect of several favorable tax rulings. These factors contributed to the decline in the effective tax rate from 35.6% in 1993 to 34.1% in 1994.

The effective tax rate increased from 17.6% in 1992 to 35.6% in 1993 because of a higher proportion of pre-tax income that was subject to tax as well as an increase in the statutory tax rate. Also affecting the effective tax rate in 1993 was the accelerated write-off of an intangible asset that was not tax benefited.

SUPPLEMENTAL LIQUIDITY RISK MANAGEMENT

Liquidity risk is the possibility of being unable to meet all present and future financial obligations in a timely manner. The Corporation views strong capital ratios, high credit quality and solid core earnings as essential to retaining high credit ratings and, thereby, cost-effective access to market liquidity.

As of December 31, 1994, NBD and First Chicago had prudent policies in place to ensure adequate liquidity to fund anticipated needs based on an assessment of asset liquidity, core deposit levels, wholesale funding sources, and contractual asset and liability maturities. In addition, each institution had a contingency funding plan that identifies actions to be taken in response to a liquidity event. The Corporation is in the process of developing an integrated approach to liquidity, including more detailed management practices and measurement processes in this area, which will be presented in the Corporation's 1995 Form 10-K.

The Corporation's Statement of Cash Flows, on page 34, presents data on cash and cash equivalents provided and used by the Corporation in its operating, investing and financing activities.

The Corporation's ability to attract wholesale funds on a regular basis and at a competitive cost is fostered by strong credit ratings from the major rating agencies. As of December 31, 1994, NBD's and First Chicago's debt securities held the following ratings.

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                 Senior Long-Term    Subordinated       Commercial
                      Debt               Debt             Paper
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                   S&P  Moody's      S&P   Moody's    S&P   Moody's
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NBD............    AA-    Aa3        A+      A1       A-1+    P-1
First Chicago..    A      A2         A-      A3       A-1     P-1
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As of December 31, 1994, NBD and First Chicago's long- and short-term debt ratings for their respective banks were as follows.

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                                      Long-Term Debt     Short-Term Debt
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                                      S&P    Moody's    S&P        Moody's
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NBD Bank, N.A. (Indiana)............  AA      Aa2       A-1+        P-1
NBD Bank (Michigan).................  AA      Aa2       A-1+        P-1
The First National Bank of Chicago..  A+      A1        A-1         P-1
American National Bank and Trust
  Company of Chicago................  A+      A1        A-1         P-1
FCC National Bank...................  A+      A1        A-1         P-1
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Management considers the asset liquidity of the Corporation to be excellent. Liquid assets are maintained in the form of short-term interbank placements and saleable investment securities. In addition, as part of the Corporation's normal liquidity management process, assets are securitized and sold. Securitization of credit card receivables is an important funding vehicle that enables the Corporation to diversify its funding sources and to access large amounts of term funding in a cost-effective manner. During 1994, $2 billion of credit card receivables was securitized, bringing the total amount of securitized credit card receivables to $6.1 billion at year-end 1994.

Access to a variety of funding markets and customers is vital to liquidity management. Adequate liquidity is provided by maintaining stable sources of funding based on diversification and customer relationships in both the retail and wholesale funding markets. The following table shows the combined NBD and First Chicago funding source mix at the end of each of the past four years.


DEPOSITS AND OTHER PURCHASED FUNDS
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December 31 (In millions)                  1994     1993     1992     1991
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Domestic offices
  Demand................................  $14,378  $14,852  $14,247  $11,409
  Savings...............................   20,088   21,154   20,929   18,102
  Time
    Under $100,000......................    8,720    8,310    9,779   12,426
    $100,000 and over...................    4,484    4,089    5,688    8,787

Foreign offices.........................   17,225    9,602   10,098   10,869
                                          -------  -------  -------  -------
        Total deposits..................   64,895   58,007   60,741   61,593
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Federal funds purchased and securities
  under repurchase agreements...........   16,919   11,038   10,591    8,611
Commercial paper........................      206      323      357      364
Other funds borrowed....................    8,216    6,506    3,808    2,609
Long-term debt..........................    7,246    5,250    4,175    3,822
                                          -------  -------  -------  -------
        Total other purchased funds.....   32,587   23,117   18,931   15,406
                                          -------  -------  -------  -------
        Total...........................  $97,482  $81,124  $79,672  $76,999
                                          =======  =======  =======  =======
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SUPPLEMENTAL MARKET RISK MANAGEMENT

OVERVIEW

Market risk arises from changes in interest rates, exchange rates, commodity prices and equity prices. The Corporation maintains risk management policies that monitor and limit exposure to market risk. Through its trading activities, it strives to take advantage of profit opportunities available in interest and exchange rate movements. In asset and liability management activities, the Corporation attempts to minimize structural interest rate and foreign exchange rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 17, beginning on page 57.

TRADING ACTIVITIES

The Corporation maintains active trading positions in a variety of markets and instruments, including U.S. government, municipal and money market securities. It also maintains positions in derivative products associated with these markets and instruments, such as interest rate and currency swaps, and commodity and equity index options.

The majority of the trading activity occurred at First Chicago where revenue related to trading activities was $130 million, down from a record $387 million in 1993. Most of the shortfall came in the emerging markets segment and in the foreign exchange and derivatives category.


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Trading Revenue--First Chicago* (In millions)     1994   1993   1992
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Foreign exchange and derivatives...............  $  40   $  98  $ 103
Fixed income and derivatives...................     66     114     94
Emerging markets...............................    (49)     57     21
Funding and arbitrage..........................     39      63     74
Other trading..................................     34      55     40
                                                 -----   -----  -----
    Total......................................  $ 130   $ 387  $ 332
                                                 =====   =====  =====
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*Includes trading profits and related net interest income.

Most of the Corporation's trading activities are customer-oriented, and trading positions are established as necessary for customers. However, in order to anticipate customer demand for such transactions, the Corporation also carries an inventory in capital markets instruments, and maintains its access to market liquidity by making bid-offer prices to other market makers. Although these two activities constitute its proprietary trading business, they are essential in order to continue providing customers with capital markets products at competitive prices.

Many trading positions are kept open for brief periods of time, often less than one day. Other trading positions are maintained for longer periods, and these positions are valued at prevailing market rates on a present value basis. Realized and unrealized gains and losses on these trading positions are also included in noninterest income as combined trading profits.

First Chicago utilizes a risk point system to measure and control market risk in its trading activities. Business units are assigned risk point limits which establish risk parameters for their daily trading activities. Risk points measure the market risk (potential overnight loss) in a capital markets product. Products that have more inherent price volatility incur more risk points.

First Chicago monitors value at risk in each of its significant trading portfolios on a daily basis. The following table shows average, maximum and minimum daily value at risk for each quarter of 1994, and the actual trading revenue for each quarter.

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Daily Value at Risk           4th Qtr.  3rd Qtr.  2nd Qtr.  1st Qtr.
(In millions)                   1994      1994      1994      1994
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Average....................     $42       $44       $41       $55
Maximum....................      47        53        46        66
Minimum....................      38        36        34        42
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Quarter Ended                 4th Qtr.  3rd Qtr.  2nd Qtr.  1st Qtr.
(In millions)                   1994      1994      1994      1994
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Trading revenue*...........     $30       $56       $42       $ 2
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*Includes trading profits and related net interest income.

Value at risk is estimated using statistical models calibrated at a three-standard-deviation confidence interval, which means that the actual daily result should exceed the value at risk one day out of each two hundred. The value at risk shown represents portfolio aggregates and overstates the value at risk because it only partially considers offsets and correlations across different trading portfolios.

NBD's trading risks are also controlled through detailed counterparty limits, preapproved position limits, and closely supervised and monitored maturity gaps. The following table shows NBD's combined trading profits that are included in noninterest income in the Corporation's financial statements.

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Trading Profits--NBD (In millions)    1994   1993   1992
---------------------------------------------------------
Combined trading profits............  $21    $21    $20
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STRUCTURAL INTEREST RATE RISK MANAGEMENT

Net interest income can fluctuate with movements in the interest rate market due to an imbalance in the repricing or maturity of the Corporation's assets and liabilities. Whenever possible, assets are matched with liabilities of similar repricing characteristics. However, the loans and deposits generated through the Corporation's ordinary business activity do not naturally create offsetting positions with respect to repricing or maturity. For assets having indefinite maturities or repricing sensitivities, liability pools based on such assets' estimated maturities and repricing characteristics may be used to match the interest rate risk. Finally, asset and liability positions that are not appropriately offset with either specific on-balance-sheet transactions or with liability pools are offset through off-balance-sheet derivatives positions (ALM derivatives).

Traditional gap analysis is one of a variety of measurement tools used to monitor and control the Corporation's interest rate risk position. To measure the gap, asset, liability, equity and off-balance sheet positions are distributed to future calendar periods based primarily on contractual interest rate repricing dates and on contractual maturity (including principal amortization) dates. Maturity distributions, however, are modified based on historical differences between contractual versus actual payment flows and to reflect management's assumptions as to the effect future interest rate levels may have on principal prepayment trends. Additionally, distributions reflect management's current assumptions as to repricing frequency of indeterminate maturity liabilities and changes in deposit balances in reaction to interest rate levels. Finally, credit card securitizations, which subject credit card servicing fee revenue to interest rate risk, are included in the gap analysis measure.

The net difference between the amount of assets and funding sources distributed to a calendar period is typically referred to as either the "asset/liability gap" or the "rate sensitivity position." The magnitude of the gap in the various calendar periods provides a general indication of the extent to which future earnings, primarily net interest income, may be affected by interest rate changes. A positive cumulative one-year gap position indicates more assets than liabilities are anticipated to reprice over the next 12-month period. Such a position implies that, assuming no management action, the Corporation's net interest income would be positively affected by rising interest rates and negatively affected by falling rates.

The following table shows First Chicago's "managerial" interest rate gap analysis as of December 31, 1994, used to identify exposure from domestic nontrading asset and liability positions. Interest rate risks in trading and overseas asset and liability positions are excluded from the gap analysis and managed principally as trading risks. It is First Chicago's policy to maintain the cumulative one-year gap position, including ALM derivatives, to within 2% of total domestic assets.


FIRST CHICAGO'S GAP POSITION
---------------------------------------------------------------------------
December 31, 1994              0-90     91-180   181-365    1-5     Beyond
(Dollars in millions)          days      days     days     years    5 years
---------------------------------------------------------------------------
Interest rate sensitivity
  gap......................  $ 1,662   $  (520)  $ (191)  $ 2,113   $(3,064)
Cumulative gap.............    1,662     1,142      951     3,064         -
Cumulative gap as a % of
  domestic assets..........      2.7%      1.9%     1.6%      5.0%        -
---------------------------------------------------------------------------

The following table summarizes NBD Bancorp's rate sensitivity of earning assets and funding sources as of December 31, 1994. It is NBD's policy that the cumulative gap out to one year may not exceed 10% of total earning assets.


NBD BANCORP'S GAP POSITION
---------------------------------------------------------------------------
December 31, 1994              0-90     91-180   181-365    1-5     Beyond
(Dollars in millions)          days      days     days     years    5 years
---------------------------------------------------------------------------
Net asset (liability) gap... $(3,491)  $   254   $2,918   $(1,795)  $ 2,114
Cumulative net asset
  (liability) gap...........  (3,491)   (3,237)    (319)   (2,114)        -
Cumulative gap as a % of
  total earning assets......    (8.2)%    (7.6)%   (0.7)%    (4.9)%       -
---------------------------------------------------------------------------

The Corporation is in the process of finalizing policies and practices for the management of structural interest rate risk and the monitoring of interest rate risk positions. Future disclosures, consistent with these finalized policies and practices, will be presented in the Corporation's 1995 Form 10-K.

In addition to static gap analysis, the Corporation performs an earnings simulation analysis to estimate the effect that specific interest rate changes would have on annual pretax earnings. For NBD, this analysis, as of December 31, 1994, was based on a parallel rise in interest rates of 1 percentage point, in increments of 25 basis points, over a four-month period. The results indicate that net interest income for 1995 would be an estimated $23 million lower than if rates were unchanged. First Chicago's simulation analysis involves a parallel and immediate change in rates of 100 basis points. As of December, 31, 1994, this analysis indicates an estimated earnings sensitivity of $12 million.

Access to the derivatives market is an important element in the Corporation's ability to maintain its interest rate risk position. As of year-end 1994, the Corporation had a total of $10.4 billion in ALM interest rate swaps, including $3.7 billion of swaps against specific transactions and $6.7 billion against specific pools of assets or liabilities. Swaps used to adjust the interest rate sensitivity of specific transactions will not need to be replaced as they mature along with the swap. However, swaps against the asset and liability pools will have an impact on the Corporation's risk position as they mature and, assuming no change to the underlying pool's characteristics, will need to be reissued to maintain the same interest rate risk profile. These swaps could create modest sensitivity of earnings to changes in interest rates.

The following table summarizes the interest rate swaps used by the Corporation for asset and liability management purposes.


ASSET AND LIABILITY MANAGEMENT SWAPS - NOTIONAL PRINCIPAL
-------------------------------------------------------------------------------------------
December 31, 1994                  Receive Fixed        Pay Fixed        Basis
                                   Pay Floating      Receive Floating    Swaps    Total
----------------------------------------------------------------------------------------
(In millions)                   Specific    Pool    Specific    Pool     Pool
----------------------------------------------------------------------------------------
Swaps associated with:
  Loans......................    $   38    $1,061    $  228    $  224    $275    $ 1,826
  Investment securities......         -         -       225       225       -        450
  Securitized credit
    card receivables.........         -     1,225         -         -       -      1,225
  Deposits...................       309     2,324        11         -     175      2,819
  Funds borrowed (including
    long-term debt)..........     1,987         -       916       875     325      4,103
                                 ------    ------    ------    ------    ----    -------
Total........................    $2,334    $4,610    $1,380    $1,324    $775    $10,423
                                 ======    ======    ======    ======    ====    =======
----------------------------------------------------------------------------------------

Substantially all interest rate swaps used by the Corporation for asset and liability management are standard interest rate swap contracts. The table that follows summarizes the contractual maturities and weighted average pay and receive rates for the asset and liability management swap position at December 31, 1994. The variable interest rates, which generally are the three-month and six-month LIBOR rates in effect on the date of repricing, have been assumed to remain constant. However, the variable interest rates will change with changes in interest rates and would affect the related weighted average information presented in the following table.

----------------------------------------------------------------------------------------------------
(Dollars in millions)                 1995     1996     1997     1998    1999     Thereafter  Total
----------------------------------------------------------------------------------------------------
Receive fixed/pay floating swaps:
   Notional amount.................  $1,738   $1,858   $1,384   $ 246   $  91       $1,627   $ 6,944
   Weighted average:
      Receive rate.................    5.57%    6.96%    6.29%   6.82%   8.51%        7.32%     6.58%
      Pay rate.....................    6.14%    6.18%    6.34%   6.51%   7.12%        6.36%     6.27%

Pay fixed/receive floating swaps:
   Notional amount.................  $1,543   $  681   $  324   $  31   $  74       $   51   $ 2,704
   Weighted average:
      Receive rate.................    6.07%    5.96%    5.76%   6.25%   5.39%        5.54%     5.36%
      Pay rate.....................    9.13%    6.40%    6.54%   8.42%   6.80%        8.01%     8.04%

Basis swaps:
   Notional amount.................  $  775        -        -       -       -            -   $   775
   Weighted average:
      Receive rate.................    5.68%       -        -       -       -            -      5.68%
      Pay rate.....................    5.78%       -        -       -       -            -      5.78%
----------------------------------------------------------------------------------------------------
        Total notional amount......  $4,056   $2,539   $1,708   $ 277   $ 165       $1,678   $10,423
----------------------------------------------------------------------------------------------------

FOREIGN EXCHANGE RISK MANAGEMENT

Wherever possible, foreign currency-denominated assets are funded with liability instruments denominated in the same currency. If a liability denominated in the same currency is not immediately available or desired, a forward foreign exchange contract is used to fully hedge the foreign exchange risk due to cross-currency funding.

To minimize the earnings and capital impact of translation gains or losses measured on an after-tax basis, the Corporation uses forward foreign exchange contracts on a selective basis to hedge the exposure created by investments in overseas branches and subsidiaries.


VENTURE CAPITAL ACTIVITIES

The Corporation's portfolio of venture capital investments is composed of publicly traded equity securities held directly, publicly traded equity securities held indirectly (e.g., through limited partnerships), and investments in private companies. Equity securities gains related to venture capital activities totaled $189 million in 1994, $381 million in 1993 and $188 million in 1992. Net income related to the venture capital portfolio in 1994 was $95 million, or 27 cents per share, compared with $204 million, or 59 cents per share, in 1993.

While the Corporation intends to reduce its exposure to equity risk in its existing venture capital portfolio, it will continue to participate in this business primarily through participation in a venture capital fund established by the former management of the Corporation's venture capital subsidiaries, through existing investment commitments and through other corporate financing activities.

The Corporation uses fair value accounting for its venture capital portfolio. Under this method, fair value of publicly traded securities is determined by quoted market valuations, adjusted for illiquidity due to the size or nature of the Corporation's holdings. Privately held securities are valued using traditional valuation techniques conservatively applied.


VENTURE CAPITAL PORTFOLIO
------------------------------------------------------------------------
                                      Investments   Investments
December 31, 1994                         Held          Held
(In millions)                           Directly     Indirectly    Total
------------------------------------------------------------------------
Publicly traded equity investments
   Gross value......................      $448         $ 544      $  992
   Discount.........................       (15)         (129)       (144)
                                          ----         -----      ------
       Fair value...................      $433         $ 415         848
                                          ====         =====

Investments in private companies....                                 731
                                                                  ------
       Total........................                              $1,579
                                                                  ======
------------------------------------------------------------------------

The Corporation has instituted a program intended to reduce volatility relative to expected returns through the use of equity derivatives, including options, and the sale of investments. As an example, during the first quarter of 1994 the Corporation issued Debt Exchangeable for Common Stock (DECS) related to
7.475 million shares of its holdings in NEXTEL Communications, Inc. The DECS transaction limits the Corporation's downside risk on this investment to the $271 million DECS proceeds and, at the same time, allows the Corporation to share in potential market appreciation. At December 31, 1994, 68% of the Corporation's $848 million in publicly traded investments was hedged under this program. Management intends to continue to use these and other techniques to hedge the price risk inherent in this portfolio.

The following table provides fair value and sale information on the portfolio during 1994.


VENTURE CAPITAL PORTFOLIO ACTIVITY
---------------------------------------------------------------------------
                                              Publicly
                                               Traded     Private
(In millions)                                 Companies  Companies   Total
---------------------------------------------------------------------------
Fair value, December 31, 1993.................  $ 759      $698      $1,457
Additional investments........................     92       124         216
Appreciation recorded as equity
  securities gains............................    189        56         245
Sales proceeds (1)............................   (189)      (57)       (246)
Other (2).....................................     (3)      (90)        (93)
                                                -----      ----      ------
Fair value, December 31, 1994 (3).............  $ 848      $731      $1,579
                                                =====      ====      ======
Unrealized appreciation at December 31, 1994..  $ 554      $ 45      $  599
                                                =====      ====      ======
---------------------------------------------------------------------------

(1) Net of transaction costs.
(2) Includes principal repayments, fund distribution and sales, and certain reclassifications.
(3) Publicly traded amount includes net unrealized gains of $166 million related to hedging instruments used to reduce the earnings volatility of the venture capital portfolio.

In addition to the $1.6 billion of investments in the venture capital portfolio at December 31, 1994, there were unfunded commitments of $145 million.


SUPPLEMENTAL CREDIT RISK MANAGEMENT

OVERVIEW

The Corporation has developed policies and procedures to manage the level and composition of risk in its credit portfolio. The objective of this credit risk management process is to reduce the risk of a loss resulting from a customer's failure to perform according to the terms of a transaction.

Customer transactions create credit exposure that is reported both on and off the Corporation's balance sheet. On-balance-sheet credit exposure includes such items as loans and derivative financial instruments. Off-balance-sheet credit exposure includes credit-related and derivative financial instruments.

ACCELERATED ASSET DISPOSITION PORTFOLIO

During the third quarter of 1992, the Corporation segregated approximately $2.0 billion of commercial real estate exposure at The First National Bank of Chicago to be managed under an accelerated disposition program. By year-end 1994, the liquidation of this portfolio had been virtually completed.

During 1994, assets having nearly $250 million in original contractual exposure were sold or otherwise liquidated. This resulted in a $75 million reduction in the portfolio's carrying value and the recognition of net gains of $46 million in noninterest income during 1994. The carrying value of the remaining assets in the portfolio was $51 million at year-end 1994, representing 22% of original contractual exposure. Nonperforming assets in this portfolio totaled $37 million at year-end 1994, $87 million at year-end 1993, and $372 million at year-end 1992.

SUMMARY

The following discussion and related tables do not include those assets in the accelerated asset disposition portfolio since their transfer in the third quarter of 1992.

---------------------------------------------------------------------------------
SELECTED STATISTICAL INFORMATION
---------------------------------------------------------------------------------
(Dollars in millions)                         1994      1993      1992      1991
---------------------------------------------------------------------------------
At year-end
  Loans outstanding.......................  $55,176   $48,654   $47,836   $49,434
  Nonperforming loans.....................      294       485       717     1,209
  Other real estate, net..................       57        87        81       517
  Nonperforming assets....................      351       572       798     1,726
  Allowance for credit losses.............    1,158     1,106     1,041     1,136
  Nonperforming assets/loans outstanding
    and other real estate, net............      0.6%      1.2%      1.7%      3.5%
  Allowance for credit losses/
    nonperforming loans...................      394%      228%      145%       94%

For the year
  Average loans...........................  $50,083   $47,110   $49,042   $50,571
  Net charge-offs.........................      192       296       572       702
  Net charge-offs/average loans...........      0.4%      0.6%      1.2%      1.4%
---------------------------------------------------------------------------------

For analytical purposes, the Corporation's portfolio is divided into commercial (domestic and foreign) and consumer (credit card and other nonbusiness credit to individuals) segments.

-------------------------------------------------------
LOAN COMPOSITION
-------------------------------------------------------
December 31 (In millions)        1994     1993     1992
-------------------------------------------------------
Commercial risk
  Domestic
    Commercial..............  $22,546  $19,310  $19,944
    Commercial real estate
      Construction..........    1,074    1,105    1,323
      Other.................    5,903    5,613    5,869
    Lease financing.........    1,381    1,295    1,312
  Foreign...................    3,305    3,083    3,176
                              -------  -------  -------
          Subtotal..........   34,209   30,406   31,624
                              -------  -------  -------
Consumer Risk
  Credit cards..............    6,980    6,393    4,829
  Secured by real estate
    Mortgage................    4,963    4,285    4,257
    Home equity.............    2,062    1,803    1,906
  Automotive................    3,994    3,241    2,911
  Other.....................    2,968    2,526    2,309
                              -------  -------  -------
          Subtotal..........   20,967   18,248   16,212
                              -------  -------  -------
          Total.............  $55,176  $48,654  $47,836
                              =======  =======  =======
-------------------------------------------------------

At December 31, 1991, total loans were $49.434 billion, which included $34.666 billion of commercial loans and $14.768 billion of consumer loans. Further category breakdowns within the commercial and consumer portfolio are not available.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses resulting from on-balance-sheet credit exposure for financial instruments such as loans and derivatives, and off-balance-sheet credit exposure for credit-related and derivative financial instruments. The amount of the allowance is based on management's formal review and analysis of potential credit losses, as well as prevailing economic conditions.

----------------------------------------------------------------------
ALLOWANCE FOR CREDIT LOSSES
----------------------------------------------------------------------
                                                     1994
----------------------------------------------------------------------
(Dollars in millions)                   Commercial   Consumer   Total
----------------------------------------------------------------------
Balance, beginning of period..........       $ 870      $ 236   $1,106
Provision for credit losses...........          26        250      276
Net charge-offs.......................          (6)      (186)    (192)
Other, transferred to other assets
  related to securitized receivables..           -        (49)     (49)
Acquisitions and dispositions, net....          17          -       17
                                             -----      -----   ------
Balance, end of period................       $ 907      $ 251   $1,158
                                             =====      =====   ======

Allowance as a percentage of:
  loans outstanding...................         2.7%       1.2%     2.1%
  nonperforming loans.................         309%         -      394%
----------------------------------------------------------------------

----------------------------------------------------------------------
                                                     1993
----------------------------------------------------------------------
(Dollars in millions)                   Commercial   Consumer   Total
----------------------------------------------------------------------
Balance, beginning of period..........       $ 863      $ 178   $1,041
Provision for credit losses...........         172        218      390
Net charge-offs.......................        (165)      (131)    (296)
Other, transferred to other assets
  related to securitized receivables..           -        (29)     (29)
                                             -----      -----   ------
Balance, end of period................       $ 870      $ 236   $1,106
                                             =====      =====   ======

Allowance as a percentage of:
  loans outstanding...................         2.9%       1.3%     2.3%
  nonperforming loans.................         179%         -      228%
----------------------------------------------------------------------

The Corporation's provision for credit losses decreased to $276 million in 1994 from $390 million in 1993. The $32 million increase in the consumer provision was attributable to the growth in credit card receivables. The reduced level of commercial provisions in 1994 reflects the Corporation's judgment as to the portfolio's improved overall credit quality.

A reserve is maintained for securitized credit card receivables that is not included in the allowance for credit losses. This reserve totaled $255 million at December 31, 1994, compared with $196 million at December 31, 1993.

NONPERFORMING ASSETS

Nonperforming assets, which consist of nonperforming loans and other real estate, decreased from $572 million at December 31, 1993, to $351 million at December 31, 1994. Although quarterly fluctuations may occur, the Corporation does not expect nonperforming assets to increase significantly in 1995.

------------------------------------------------------------------------
NONPERFORMING ASSETS

------------------------------------------------------------------------
December 31 (Dollars in millions)          1994    1993    1992     1991
------------------------------------------------------------------------
Nonaccrual loans........................  $ 267   $ 478   $ 712   $1,195
Accrual renegotiated loans..............     27       7       5       14
                                          -----   -----   -----   ------
  Total nonperforming loans.............    294     485     717    1,209

Other real estate, net..................     57      87      81      517
                                          -----   -----   -----   ------
  Total nonperforming assets............  $ 351   $ 572   $ 798   $1,726
                                          =====   =====   =====   ======

Nonperforming loans:
  Domestic..............................  $ 284   $ 421   $ 589   $1,001
  Foreign...............................     10      64     128      208
                                          -----   -----   -----   ------
    Total nonperforming loans...........  $ 294   $ 485   $ 717   $1,209
                                          =====   =====   =====   ======

Nonperforming loans:
  Commercial real estate................  $ 129   $ 203   $ 203   $  463
  TCD...................................      1      50      87      151
  Other.................................    164     232     427      595
                                          -----   -----   -----   ------
    Total nonperforming loans...........  $ 294   $ 485   $ 717   $1,209
                                          =====   =====   =====   ======

Nonperforming loans/loans outstanding...    0.5%    1.0%    1.5%     2.4%
Nonperforming assets/loans outstanding
  and other real estate, net............    0.6%    1.2%    1.7%     3.5%
------------------------------------------------------------------------

In addition to loans classified as nonperforming, there were other loans totaling $30 million at December 31, 1994 (and $56 million and $73 million at December 31, 1993 and 1992, respectively), where management was closely monitoring the borrowers' ability to comply with payment terms, but where existing conditions did not warrant either a partial charge-off or classification as nonaccrual.

CONSUMER RISK MANAGEMENT

Consumer loans consist of credit card receivables as well as home mortgage loans, home equity loans, automotive loans and other forms of installment credit. Consumer loans totaled $21.0 billion at December 31, 1994, up 14.9% from $18.2 billion a year ago. Including securitized credit card receivables, these loans totaled $27.1 billion at December 31, 1994, up 16.7% from a year ago.

Total managed credit card receivables (i.e. those held in the portfolio and those sold to investors through securitization) were $13.1 billion at December 31, 1994, up 15.4% from a year earlier.

--------------------------------------------------------------------------
CONSUMER LOANS
--------------------------------------------------------------------------
December 31 (In millions)              1994      1993      1992      1991
--------------------------------------------------------------------------
Credit card loans..................  $ 6,980   $ 6,393   $ 4,829   $ 4,472
Securitized credit card
  receivables......................    6,117     4,958     4,500     3,573
    Total managed credit card
      receivables..................   13,097    11,351     9,329     8,045
Other consumer loans...............   13,987    11,855    11,383    10,296
                                     -------   -------   -------   -------
    Total..........................  $27,084   $23,206   $20,712   $18,341
                                     =======   =======   =======   =======
--------------------------------------------------------------------------

Average managed credit card receivables grew to $11.4 billion in 1994, up 19.1% from 1993.

--------------------------------------------------------------------------------------
AVERAGE CREDIT CARD RECEIVABLES
--------------------------------------------------------------------------------------
(Dollars in millions)                               1994      1993      1992      1991
--------------------------------------------------------------------------------------
Credit card loans..............................  $ 5,904   $ 4,772   $ 4,155   $ 4,127
Securitized credit card receivables............    5,538     4,839     3,918     3,320
                                                 -------   -------   -------   -------
  Total managed credit card receivables........  $11,442   $ 9,611   $ 8,073   $ 7,447
                                                 =======   =======   =======   =======

Total net charge-offs
  (including securitizations)..................     $403      $342      $333      $328
                                                    ====      ====      ====      ====
Net charge-offs/average total
  receivables..................................      3.5%      3.6%      4.1%      4.4%
                                                     ===       ===       ===       ===
--------------------------------------------------------------------------------------

The increase in net charge-offs in 1994 primarily reflects continued portfolio growth. The net charge-off rate for the total average managed credit card portfolio was 3.5% in 1994, compared with 3.6% a year ago. Current levels of unemployment and personal bankruptcy filings make reductions in the charge-off rate unlikely in the near term.

COMMERCIAL RISK MANAGEMENT

The commercial risk portfolio includes all domestic commercial credit exposure and all foreign exposure. Credit exposure includes the credit risks associated with both on- and off-balance-sheet financial instruments. Credit risks from off-balance-sheet instruments arise from credit-related and derivative financial instruments. See Note 15, on page 54, for information on the credit exposure associated with these off-balance-sheet instruments.

Commercial loans increased 12.5% from $30.4 billion at December 31, 1993, to $34.2 billion at December 31, 1994. The increase primarily reflects growth in the middle market portfolio.

Commercial credit quality continued to improve as net charge-offs totaled $6 million in 1994, compared with $165 million in 1993. In addition, the provision for commercial credit losses decreased to $26 million in 1994 from $172 million in 1993; this represents 8 basis points of related loans, a significant improvement from 57 basis points in 1993. The year-end commercial reserve of $907 million represented 2.7% of total commercial loans and 309% of related nonperforming loans.

COMMERCIAL REAL ESTATE

Commercial real estate consists primarily of loans secured by real estate as well as certain loans that are real estate-related. A loan is categorized as real estate-related when 80% or more of the borrower's revenues are derived from real estate activities and the loan is not collateralized by cash or marketable securities.

At December 31, 1994, commercial real estate loans totaled $7.0 billion. During 1994, net charge-offs in the commercial real estate portfolio segment were $26 million. Nonperforming commercial real estate assets, including other real estate, totaled $186 million, or 2.6% of related assets, at December 31, 1994.

SUPPLEMENTAL DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation enters into a variety of derivative financial instruments in its trading, asset and liability management, and venture capital activities. These instruments include interest rate, currency, commodity and equity swaps, forwards, futures, options, caps, floors, forward rate agreements, and other conditional or exchange contracts, and include both exchange-traded and over-the-counter contracts. See Note 15, on page 54, for a discussion of the nature and terms of derivative financial instruments.

NOTIONAL PRINCIPAL OR CONTRACTUAL AMOUNTS OF DERIVATIVE FINANCIAL INSTRUMENTS

The following tables represent the gross notional principal or contractual amounts of outstanding derivative financial instruments used in the Corporation's trading, asset and liability management, and venture capital activities. They include swaps, forwards, futures, options, caps, floors, forward rate agreements, and other conditional or exchange contracts. These amounts do not represent the market or credit risk associated with these instruments but instead indicate the volume of the transactions. The amounts greatly exceed the credit risk associated with these instruments and do not reflect the netting of offsetting transactions.

------------------------------------------------------------------
                                       Asset and
DECEMBER 31, 1994                      Liability   Venture
(In billions)                 Trading  Management  Capital  Total
------------------------------------------------------------------
Foreign exchange contracts..   $295.1       $ 1.2  $     -  $296.3
Interest rate contracts.....    320.4        10.4        -   330.8
Commodity contracts.........      0.1           -        -     0.1
Equity contracts............      2.7           -      0.3     3.0
                               ------       -----  -------  ------
     Total..................   $618.3       $11.6     $0.3  $630.2
                               ======       =====  =======  ======
------------------------------------------------------------------

------------------------------------------------------------------
                                       Asset and
DECEMBER 31, 1993                      Liability   Venture
(In billions)                 Trading  Management  Capital  Total
------------------------------------------------------------------
Foreign exchange contracts..   $221.8       $ 1.1  $     -  $222.9
Interest rate contracts.....    204.1         9.9        -   214.0
Commodity contracts.........      0.2           -        -     0.2
Equity contracts............      0.1           -      0.1     0.2
                               ------       -----  -------  ------
     TOTAL..................   $426.2       $11.0     $0.1  $437.3
                               ======       =====  =======  ======
------------------------------------------------------------------

ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments used in trading and venture capital activities are carried at fair value. Realized and unrealized gains and losses are included in noninterest income as combined trading profits and equity securities gains. Where appropriate, compensation for credit risk and ongoing servicing is deferred and taken into income over the term of the derivative financial instrument.

Income or expense on derivative financial instruments used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the related interest rate exposures over the periods covered by the contracts. If a derivative financial instrument that is used to manage interest rate risk is terminated early, any resulting gain or loss is deferred and amortized as an adjustment of the yield on the underlying interest rate exposure position over the remaining periods originally covered by the terminated swap.

In general, purchased option, cap and floor contracts are reported in derivative product assets, and written option, cap and floor contracts are reported in derivative product liabilities. For other derivative financial instruments, an unrealized gain is reported in derivative product assets and an unrealized loss is reported in derivative product liabilities. Derivative financial instruments executed with the same counterparty under a legally enforceable master netting arrangement are reported on a net basis as derivative product assets or liabilities.

INCOME RESULTING FROM DERIVATIVE FINANCIAL INSTRUMENTS

A discussion of the Corporation's income from derivatives used in trading and venture capital activities, is presented on pages 13 and 18, respectively.

The Corporation uses interest rate derivative financial instruments to reduce structural interest rate risk and the volatility of net interest margin. The consistency of the Corporation's net interest margin reflects the effective use of these derivatives. Without their use, net interest income would have been lower by $48 million in 1994, $110 million in 1993 and $95 million in 1992.

The sale of fixed- and floating-rate credit card receivables as securities to investors subjects the Corporation's servicing revenue to interest rate risk. The Corporation uses interest rate derivatives to reduce the volatility of the servicing income on credit card securitizations. Without the use of these instruments, credit card fee revenue would have been reduced by $39 million in 1994, $67 million in 1993 and $57 million in 1992. The terms of these derivatives match the terms of the credit card securitizations.

Deferred gains and losses on the early termination of interest rate swaps used to manage interest rate risk total a net deferred gain of $46 million as of December 31, 1994, and a net deferred gain of $93 million as of December 31, 1993. A significant portion of these deferred gains was related to securitized credit card receivables. The amount at December 31, 1994, is scheduled to be amortized into income in the following periods: $28 million in 1995, $19 million in 1996, $1 million in 1997 and $(2) million thereafter.

CREDIT EXPOSURE RESULTING FROM DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation maintains risk management policies that monitor and limit exposure to credit risks. For a further discussion of credit risks, see the Credit Risk Management section, on page 19.

The Corporation's credit exposure resulting from derivative financial instruments is represented by their fair value amounts, increased by an estimate of maximum adverse position exposure. The incremental amount of credit exposure for potential adverse movement is calculated by using a statistical model that estimates changes over time in exchange rates, interest rates and other relevant factors. Credit exposure amounts fluctuate as a function of maturity, interest rates, foreign exchange rates, commodity prices and equity prices. Gross credit exposure may be overstated because it does not consider collateral and other security or the offsetting of losses with the same counterparties based on legally enforceable termination and netting rights. A reconciliation between gross credit exposure and balance sheet exposure is presented in the following table.

----------------------------------------------------------------------

December 31, 1994 (In billions)
----------------------------------------------------------------------
Gross credit exposure..........................................  $12.3

Less additional exposure based on estimate of maximum adverse
  position exposure............................................    5.4
                                                                 -----
Gross fair value exposure......................................  $ 6.9
                                                                 =====

Gross fair value exposure by type of contract

  Interest rate contracts......................................  $ 3.6
  Foreign exchange contracts...................................    3.2
  Equity contracts.............................................    0.1
                                                                 -----
         Gross fair value exposure.............................    6.9

Less netting adjustments due to master netting agreements......    2.5

Add unrecognized net loss due to nontrading activities.........      -
                                                                 -----

Balance sheet exposure.........................................  $ 4.4
                                                                 =====
----------------------------------------------------------------------

At December 31, 1993, the gross credit exposure and the gross fair value exposure resulting from derivative financial instruments were $10.6 billion and $6.5 billion, respectively. There were no net charge-offs in 1994 related to derivative financial instruments.

SUPPLEMENTAL CAPITAL MANAGEMENT

The following section shows combined First Chicago and NBD capital management information on a pro forma basis. It is not intended to suggest that the companies have been managed on a combined basis, but only to present a view of capital when the entities are added together. Upon consummation of the merger, integrated capital management policies and practices will be in effect and will be discussed in the Corporation's 1995 Annual Report.

Capital represents the stockholders' investment on which the Corporation strives to generate attractive returns. It supports business growth and provides protection to depositors and creditors. It is the Corporation's intent to maintain a strong capital base, which, when coupled with attractive earnings, is instrumental in enhancing long-term stockholder value.

The following table represents selected capital ratios for the Corporation as of December 31.

------------------------------------------------------------------------------------
 SELECTED CAPITAL RATIOS                                   1994   1993   1992   1991
------------------------------------------------------------------------------------
Common equity/total assets ratio(1)...................     6.8%   7.6%   6.5%   6.0%
Tangible common equity ratio(1).......................     6.3    6.9    5.7    5.1
Stockholders' equity/total assets.....................     6.9    8.1    7.0    6.5
Risk-based capital ratios(1)(2)
  Tier 1..............................................     8.6    9.0    7.4    6.5
  Total...............................................    13.0   13.6   11.3    9.8
Leverage ratio(1)(2)..................................     7.3    7.8    6.6    6.5
Double leverage ratio.................................     113    108    112    111
------------------------------------------------------------------------------------

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) Under 1992 risk-based capital rules.

As shown in the table above, the Corporation has maintained a well-capitalized regulatory position over the past three years. The regulatory guidelines for well-capitalized status are a Tier 1 capital ratio of 6%, a total risk-based capital ratio of 10% and a leverage ratio of 5%.

The principal banking subsidiaries of the Corporation -- The First National Bank of Chicago (FNBC), FCC National Bank (FCCNB), American National Bank and Trust Company of Chicago (ANB), NBD Bank (Michigan), NBD Bank, N.A. (Indiana), and NBD Bank (Illinois) -- have exceeded the well-capitalized guidelines for the past two years, as shown in the following table.

-----------------------------------------------------------------------------------------
DECEMBER 31, 1994                                   NBD Bank   NBD Bank, N.A.    NBD Bank
                             FNBC   FCCNB    ANB   (Michigan)    (Indiana)      (Illinois)
-----------------------------------------------------------------------------------------
Risk-Based Capital Ratios
  Tier 1 capital...........   8.1%   12.1%   9.5%      7.5%         12.4%         10.3%
  Total capital............  12.5    15.0   12.0      11.1          13.7          11.5

Leverage ratio.............   6.3    14.4    9.1       6.1           8.9           7.9
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
December 31, 1993                                  NBD Bank    NBD Bank, N.A.   NBD Bank
                             FNBC   FCCNB   ANB   (Michigan)      (Indiana)    (Illinois)
-----------------------------------------------------------------------------------------
Risk-Based Capital Ratios
  Tier 1 capital...........   7.7%   10.0%  10.1%     8.1%         12.5%         11.8%
  Total capital............  11.8    12.9   11.8     11.3          13.8          13.0

Leverage ratio.............   6.7    12.3    8.7      6.7           8.9           9.1
-----------------------------------------------------------------------------------------

It is important to note that by maintaining regulatory well-capitalized status the subsidiary banks benefit from lower Federal Deposit Insurance Corporation deposit premiums.

The following table shows the components of the Corporation's regulatory risk-based capital and total risk-weighted assets.

------------------------------------------------------
December 31 (In millions)     1994     1993     1992
------------------------------------------------------
Tier 1 capital.............  $ 7,489  $ 7,051  $ 5,829
Tier 2 capital.............    3,806    3,649    3,089
                             -------  -------  -------
   Total capital...........  $11,295  $10,700  $ 8,918
                             =======  =======  =======

Risk-weighted assets.......  $86,630  $78,641  $79,108
------------------------------------------------------

DIVIDENDS

During 1994, First Chicago declared two increases in its quarterly common dividend. The $0.55 per share common dividend declared on November 11, 1994, and paid on January 1, 1995, represents a 38% increase from the dividend paid on January 1, 1994, and an 83% increase from the dividend paid on October 1, 1993.

During 1994, NBD also declared two increases in its quarterly common dividend. The $0.33 per share common dividend declared on December 19, 1994, and paid on February 10, 1995, represents a 22% increase from the dividend paid on February 10, 1994.

OTHER CAPITAL ACTIVITIES

During 1994, the Corporation repurchased 13.7 million shares of its common stock at an average price of $28 per share.

On July 1, 1994, the Corporation redeemed its $150 million issue of Preferred Stock, Series D, reducing annual dividend requirements by $15 million.

During the 1992-94 period, the Corporation strengthened its capital position through the net increase of $772 million in subordinated debt of the parent company, First Chicago NBD Corporation. In addition, NBD Bank (Michigan) issued $450 million of subordinated debt to bolster its capital position.

DOUBLE LEVERAGE

Double leverage is the extent to which holding company debt is used to finance the company's equity investments in its subsidiaries. On December 31, 1994, First Chicago NBD Corporation's double leverage ratio was 113%, compared with 108% at year-end 1993.


S U P P L E M E N T A L  C O N S O L I D A T E D  B A L A N C E  S H E E T
FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------
December 31 (Dollars in millions)                                               1994      1993

-------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.....................................................  $  6,852   $ 6,322
Interest-bearing due from banks.............................................     8,697     6,758
Federal funds sold and securities under
 resale agreements..........................................................    13,702     9,066
Trading assets..............................................................     5,089     4,646
Derivative product assets...................................................     4,447         -
Investment securities (fair values--$14,784
 in 1994 and $13,066 in 1993)...............................................    15,015    12,647
Loans (net of unearned income--$469 in
 1994 and $422 in 1993).....................................................    55,176    48,654
Allowance for credit losses.................................................    (1,158)   (1,106)
Premises and equipment......................................................     1,295     1,270
Customers' acceptance liability.............................................       717       688
Other assets................................................................     2,931     4,195
                                                                              --------   -------
   Total assets.............................................................  $112,763   $93,140
                                                                              ========   =======
-------------------------------------------------------------------------------------------------

LIABILITIES
Deposits
 Demand.....................................................................  $ 14,378   $14,852
 Savings....................................................................    20,088    21,154
 Time.......................................................................    13,204    12,399
 Foreign offices............................................................    17,225     9,602
                                                                              --------   -------
   Total deposits...........................................................    64,895    58,007
Federal funds purchased and securities
 under repurchase agreements................................................    16,919    11,038
Other short-term borrowings.................................................     8,422     6,829
Long-term debt..............................................................     7,246     5,250
Acceptances outstanding.....................................................       717       688
Derivative product liabilities..............................................     4,172         -
Other liabilities...........................................................     2,583     3,829
                                                                              --------   -------
   Total liabilities........................................................   104,954    85,641
-------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

Preferred stock-without par value,
----------------------------------------------------------------------------
 Shares Outstanding:                                 1994            1993

----------------------------------------------------------------------------

  Series A ($50 stated value).................     2,410,000       2,410,000       121       121
  Series B ($100 stated value)................     1,191,000       1,191,000       119       119
  Series C ($100 stated value)................       713,800         713,800        71        71
  Series D ($25 stated value).................             -       6,000,000         -       150
  Series E ($625 stated vaue).................       160,000         160,000       100       100
  Convertible Series B ($5,000 stated value)..        40,000          40,000       200       200
Common stock--$1 par value..................................................       329       318
----------------------------------------------------------------------------
                                                     1994            1993

----------------------------------------------------------------------------

 Number of shares authorized..............       500,000,000     500,000,000
 Number of shares issued..................       329,474,942     317,670,793
 Number of shares outstanding.............       318,554,906     317,096,648
Surplus.....................................................................     2,555     2,542
Retained earnings...........................................................     4,808     3,924
Fair value adjustment on investment securities available-for-sale...........      (158)       (6)
Deferred compensation.......................................................       (33)      (30)
Accumulated translation adjustment..........................................         7         3
Treasury stock at cost, 10,920,036 shares
 in 1994 and 574,145 shares in 1993.........................................      (310)      (13)
------------------------------------------------------------------------------------------------
   Stockholders' equity.....................................................     7,809     7,499
                                                                              --------   -------

   Total liabilities and stockholders' equity...............................  $112,763   $93,140
                                                                              ========   =======
------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of this Balance Sheet.


S U P P L E M E N T A L  C O N S O L I D A T E D  I N C O M E  S T A T E M E N T
First Chicago NBD Corporation and Subsidiaries
-----------------------------------------------------------------------
For the Year (In millions, except per       1994       1993       1992
 share data)
-----------------------------------------------------------------------
INTEREST INCOME
Loans, including fees...................    $4,000     $3,612    $3,934
Bank balances...........................       395        332       405
Federal funds sold and securities under
 resale agreements......................       624        350       291
Trading assets..........................       284        227       268
Investment securities-taxable...........       716        598       666
Investment securities-tax exempt
 (including dividends)..................       117        128       149
                                            ------     ------    ------
          Total.........................     6,136      5,247     5,713
-----------------------------------------------------------------------

INTEREST EXPENSE
Deposits................................     1,653      1,472     2,083
Federal funds purchased and securities
 under repurchase agreements............       704        404       469
Other short-term borrowings.............       378        253       159
Long-term debt..........................       445        334       310
                                            ------     ------    ------
          Total.........................     3,180      2,463     3,021
-----------------------------------------------------------------------
NET INTEREST INCOME.....................     2,956      2,784     2,692
Provision for credit losses.............       276        390       653
Provision for loans held for
 accelerated disposition................         -          -       491
                                            ------     ------    ------
NET INTEREST INCOME AFTER PROVISION FOR
 CREDIT LOSSES AND PROVISION FOR LOANS
 HELD FOR ACCELERATED DISPOSITION.......     2,680      2,394     1,548
-----------------------------------------------------------------------
NONINTEREST INCOME
Combined trading profits................        86        305       197
Equity securities gains.................       229        488       205
Investment securities gains (losses)....        (1)         2        10
                                            ------     ------    ------
  Market-driven revenue.................       314        795       412
Credit card fee revenue.................       871        730       553
Fiduciary and investment management fees       377        374       346
Service charges and commissions.........       688        704       646
Other...................................       143        166        61
                                            ------     ------    ------
          Total.........................     2,393      2,769     2,018
-----------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits..........     1,602      1,558     1,424
Occupancy expense of premises, net......       244        256       289
Equipment rentals, depreciation and
 maintenance............................       245        194       191
FDIC insurance expense..................       105        116       116
Amortization of intangible assets.......        93        123       108
Merger-related expenses.................         -          -        76
Other...................................       928        901       891
                                            ------     ------    ------
          Subtotal......................     3,217      3,148     3,095
Provision for other real estate held
 for accelerated disposition............         -          -       134
Provision for other real estate.........         3         13        65
                                            ------     ------    ------
          Total.........................     3,220      3,161     3,294
-----------------------------------------------------------------------
INCOME BEFORE INCOME TAXES..............     1,853      2,002       272
Applicable income taxes.................       632        712        48
                                            ------     ------    ------
INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING PRINCIPLES.......     1,221      1,290       224
CUMULATIVE EFFECT OF CHANGES IN
 ACCOUNTING PRINCIPLES..................         -          -       170
                                            ------     ------    ------
NET INCOME..............................    $1,221     $1,290    $  394
                                            ======     ======    ======
NET INCOME ATTRIBUTABLE TO COMMON
 STOCKHOLDERS' EQUITY...................    $1,169     $1,233    $  349
                                            ======     ======    ======
-----------------------------------------------------------------------
COMMON SHARE DATA
  PRIMARY
    Income before cumulative effect of
     changes in accounting principles...     $3.62      $3.91     $0.60
    Cumulative effect of changes in
     accounting principles..............         -          -      0.57
                                            ------     ------    ------
    Net income..........................     $3.62      $3.91     $1.17
                                            ======     ======    ======
  FULLY DILUTED
    Income before cumulative effect of
     changes in accounting principles...     $3.58      $3.79     $0.60
    Cumulative effect of changes in
     accounting principles..............         -          -      0.57
                                            ------     ------    ------
    Net income..........................     $3.58      $3.79     $1.17
                                            ======     ======    ======
-----------------------------------------------------------------------

The accompanying notes are an integral part of this statement.

S U P P L E M E N T A L C O N S O L I D A T E D S T A T E M E N T O F S T O C K H O L D E R S' E Q U I T Y
First Chicago NBD Corporation and Subsidiaries
-----------------------------------------------------------------------
                                             For Year Ended December 31
(In millions)                                 1994       1993      1992
-----------------------------------------------------------------------
PREFERRED STOCK:
  Balance, beginning of period..........    $  761     $  669    $  569
    Issuance of stock...................         -        200       100
    Redemption of preferred stock.......      (150)      (108)        -
                                            ------     ------    ------
  Balance, end of period................       611        761       669
                                            ------     ------    ------

COMMON STOCK:
  Balance, beginning of period..........       318        309       284
    Issuance of stock...................         -          3        25
    Redemption of preferred stock.......         -          6         -
    Acquisition of subsidiaries.........        11          -         3
    Cancellation of shares held in
     treasury...........................         -          -        (3)
                                            ------     ------    ------
   Balance, end of period...............       329        318       309
                                            ------     ------    ------

CAPITAL SURPLUS:
  Balance, beginning of period..........     2,542      2,399     2,058
    Issuance of common stock............        14         38       331
    Issuance of treasury stock..........       (39)        (1)        -
    Issuance of preferred stock.........         -         (4)       (4)
    Redemption of preferred stock.......        (5)       101         -
    Acquisition of subsidiaries.........        39          -        91
    Cancellation of shares held in
     treasury...........................         -          -       (86)
    Other...............................         4          9         9
                                            ------     ------    ------
  Balance, end of period................     2,555      2,542     2,399
                                            ------     ------    ------

RETAINED EARNINGS:
  Balance, beginning of period..........     3,924      2,974     2,880
   Net income...........................     1,221      1,290       394
   Cash dividends declared on common
    stock...............................      (367)      (283)     (255)
   Cash dividends declared on preferred
    stock...............................       (47)       (57)      (45)
   Acquisition of subsidiary............        77          -         -
                                            ------     ------    ------
  Balance, end of period................     4,808      3,924     2,974
                                            ------     ------    ------

FAIR VALUE ADJUSTMENT ON INVESTMENT SECURITIES
  AVAILABLE-FOR-SALE:
  Balance, beginning of period..........        (6)         -         -
    Unrealized loss at December 31,
     1993 (net of tax benefit of $3)....         -         (6)        -
    Change in net unrealized loss (net
     of tax benefit of $87).............      (148)         -         -
    Acquisition of subsidiary...........        (4)         -         -
                                            ------     ------    ------
  Balance, end of period................      (158)        (6)        -
                                            ------     ------    ------

DEFERRED COMPENSATION:
  Balance, beginning of period..........       (30)       (34)      (73)
    Awards granted......................       (28)       (17)      (16)
    Amortization of deferred
     compensation.......................        21         16        23
    Termination - ESOP..................         -          -        28
    Other...............................         4          5         4
                                            ------     ------    ------
  Balance, end of period................       (33)       (30)      (34)
                                            ------     ------    ------

ACCUMULATED TRANSLATION ADJUSTMENT:
  Balance, beginning of period..........         3          7        12
     Translation gain (loss), net of
      taxes.............................         4         (4)       (5)
                                            ------     ------    ------
  Balance, end of period................         7          3         7
                                            ------     ------    ------

TREASURY STOCK:
  Balance, beginning of period..........       (13)        (1)      (70)
   Purchase of common stock.............      (388)       (21)     (135)
   Acquisition of subsidiaries..........         -          -        74
   Cancellation of shares held in
    treasury............................         -          -        89
   Issuance of stock....................        91          9        41
                                            ------     ------    ------
  Balance, end of period................      (310)       (13)       (1)
                                            ------     ------    ------

Total stockholders' equity, end of
 period.................................    $7,809     $7,499    $6,323
                                            ======     ======    ======
-----------------------------------------------------------------------
The accompanying notes are an integral part of this statement.

S U P P L E M E N T A L  C O N S O L I D A T E D  S T A T E M E N T  O F  C A S H  F L O W S
First Chicago NBD Corporation and Subsidiaries
--------------------------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                                   1994          1993          1992
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.............................................................................     $  1,221       $ 1,290       $   394
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization........................................................          277           295           282
  Combined credit provisions (including accelerated disposition provision).............          279           403         1,343
  Equity securities gains..............................................................         (229)         (488)         (205)
  Net (increase) in net derivative product balances....................................          (62)            -             -
  Net gains from accelerated disposition portfolio activities..........................          (46)          (60)            -
  Cumulative effect of changes in accounting principles................................            -             -          (170)
  Net (increase) in trading assets.....................................................         (427)       (1,165)       (1,334)
  Net (increase) decrease in loans held for sale.......................................          197          (111)            7
  Net (increase) decrease in accrued income receivable.................................         (143)          (37)          189
  Net increase (decrease) in accrued expenses payable..................................          102           317          (172)
  Net (increase) decrease in other assets..............................................         (212)           66           631
  Interest income from Brazilian debt restructuring....................................          (17)            -             -
  Other noncash adjustments............................................................           70          (421)           18
                                                                                            --------       -------       -------
  Total adjustments....................................................................         (211)       (1,201)          589

Net cash provided by operating activities..............................................        1,010            89           983
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) in federal funds sold and securities under resale agreements............       (4,623)       (2,050)       (1,419)
Purchase of investment securities......................................................            -        (7,722)       (6,686)
Purchase of investment securities--available for sale..................................       (6,392)            -             -
Purchase of debt investment securities--held to maturity...............................       (3,081)            -             -
Purchase of venture capital investments................................................         (181)            -             -
Proceeds from maturities of debt securities............................................            -         8,265         4,834
Proceeds from maturities of debt securities--available for sale........................        2,811             -             -
Proceeds from maturities of debt securities--held to maturity..........................        2,052             -             -
Proceeds from sales of investment securities...........................................            -           679         1,336
Proceeds from sales of investment securities--available for sale.......................        2,164             -             -
Proceeds from sales of venture capital investments.....................................          333             -             -
Credit card receivables securitized....................................................        2,000         1,700         1,000
Net (increase) in loans................................................................       (8,200)       (2,830)         (899)
Loan recoveries........................................................................          155           189           146
Net proceeds from sales of assets held for accelerated disposition.....................          112           829           174
Purchases of premises and equipment....................................................         (370)         (347)         (237)
Proceeds from sales of premises and equipment..........................................          107           137           101
Net cash and cash equivalents due to mergers and acquisitions..........................           38             -           100
                                                                                            --------       -------       -------
Net cash (used in) investing activities................................................      (13,075)       (1,150)       (1,550)
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits....................................................        5,776        (2,700)       (1,966)
Net increase in federal funds purchased and securities under repurchase agreements.....        5,832           447         1,799
Net increase in other short-term borrowings............................................        1,581         2,663         1,183
Proceeds from issuance of long-term debt...............................................        3,357         1,964         1,325
Repayment of long-term debt............................................................       (1,231)         (893)         (965)
Net increase (decrease) in other liabilities...........................................            2           285        (1,102)
Dividends paid.........................................................................         (397)         (331)         (298)
Proceeds from issuance of common and treasury stock....................................           52            47           382
Purchase of treasury stock.............................................................         (397)          (26)         (135)
Proceeds from issuance of preferred stock..............................................            -           196            96
Payment for redemption of preferred stock..............................................         (150)           (1)            -
                                                                                            --------       -------       -------
Net cash provided by financing activities..............................................       14,425         1,651           319
--------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS...........................          109           (80)          (47)
--------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................................        2,469           510          (295)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.........................................       13,080        12,570        12,865
                                                                                            --------       -------       -------
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................................     $ 15,549       $13,080       $12,570
                                                                                            ========       =======       =======
--------------------------------------------------------------------------------------------------------------------------------
OTHER CASH FLOW DISCLOSURES:
  Interest paid........................................................................     $  3,165       $ 2,451       $ 2,767
  State and federal income taxes paid..................................................          575           379           187
--------------------------------------------------------------------------------------------------------------------------------
The Corporation financed the sale of other real estate in the amount of $2 million, $2 million and $135 million in 1994, 1993 and 1992, respectively.  Loans transferred to other real estate were $29 million, $57 million and $214 million in 1994, 1993 and 1992, respectively.  In 1993 the Corporation reclassified $89 million of United Mexican States obligations from loans to investment securities.

The accompanying notes are an integral part of this statement.

       N O T E S  T O  S U P P L E M E N T A L  C O N S O L I D A T E D
                    F I N A N C I A L  S T A T E M E N T S
First Chicago NBD Corporation and Subsidiaries
_______________________________________________________________________________

N O T E  1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements for First Chicago NBD Corporation and subsidiaries (the Corporation) have been prepared in conformity with generally accepted accounting principles. Prior years' financial statements have been reclassified to conform with the current financial statement presentation.

(A) PRINCIPLES OF CONSOLIDATION
The Corporation's consolidated financial statements include the accounts of First Chicago NBD Corporation (the Parent) and all subsidiaries more than 50% owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

(B) TRADING ASSETS
Trading assets are carried at fair value. Realized and unrealized gains and losses are reflected in noninterest income as combined trading profits.

Combined trading profits include interest rate, exchange rate, commodity price, and equity price trading results from both cash and derivative financial
instruments.   First Chicago's net trading revenue by activity, including both combined trading profits and related net interest income, is shown in the table on page 13.

(C) INVESTMENT SECURITIES
In 1993, the Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", for debt and equity securities except those held by its venture capital subsidiaries. This adoption did not have a material impact on the Corporation's financial statements.

Under SFAS No. 115, debt investment securities are designated as held-to-maturity, available-for-sale, or trading assets at the time of acquisition and are reevaluated to determine appropriate classification in subsequent reporting periods. Debt securities that the Corporation has the positive intent and ability to hold to maturity are carried at amortized cost. Previously, such accounting treatment was applied to debt securities that were intended to be held as long-term investments. Debt and equity securities that are bought with the intent of profiting from short-term price movements are included and accounted for as trading assets. All other debt and equity securities covered by SFAS No. 115 are classified as available-for-sale and are carried at fair value, with unrealized gains and losses net of applicable income taxes reported in a separate component of stockholders' equity. Previously, these securities were carried at the lower of cost or fair value.

Realized gains and losses and other than temporary impairments related to debt and equity investment securities are determined using the specific identification method and are reported in noninterest income as investment securities gains (losses) for debt securities and as equity securities gains (losses) for equity securities.

The Corporation carries investments of its venture capital subsidiaries at fair value. Changes in the fair value of such investments are recognized in noninterest income as equity securities gains. The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For investments that are not publicly traded, management has made estimates of fair value that consider the investees' financial results, conditions and prospects, and the values of comparable public companies. Because of the nature of these investments, the equity method of accounting is not used in situations where the Corporation has a greater than 20% ownership interest.

(D) LOANS
Loans are generally reported at the principal amount outstanding, net of unearned income. Loans held for sale are valued at the lower of cost or fair value. Unrealized losses, as well as realized gains or losses, are included in other noninterest income.

Loan origination and commitment fees, net of costs, are deferred and amortized as interest income over the life of the related loan. Other credit-related fees, such as syndication management fees, commercial letters of credit fees, and fees on unused, available lines of credit, are recorded as noninterest income when earned.

Loans, including lease-financing receivables, are considered nonperforming when placed on nonaccrual status, or when renegotiated at terms that represent an economic concession to the borrower.

A commercial loan is placed on nonaccrual status when the collection of contractual principal or interest is deemed doubtful by management or becomes 90 days or more past due, and the loan is not well-secured and in the process of collection. Accrued but uncollected interest is reversed and charged against interest income when the commercial loan is placed on nonaccrual status.

Interest payments received on a nonaccrual loan, in which ultimate collection of its recorded investment amount is considered doubtful, are recorded as a reduction to principal until such doubt no longer exists; thereafter, interest payments received are recorded as a recovery, to the extent of prior charge-offs, and then as interest income.

Consumer loans are generally not placed on nonaccrual status but are charged off after reaching certain delinquency periods (120-180 days). Accrued but uncollected interest on a consumer loan is reversed against interest income when the loan is charged off.

An economic concession on a renegotiated loan may represent forgiveness of principal and/or interest or a below-market interest rate offered to the borrower to maximize the Corporation's recovery of the loan. Generally, this occurs when the borrower's cash flow is insufficient to service the loan under its original terms. Subject to the above nonaccrual policy, interest on these loans is accrued at the reduced rates.

(E) CREDIT CARD SECURITIZATION
The Corporation actively packages and sells credit card receivables as securities to investors. No gain or loss is recorded at the time of sale since the amount realized upon sale is equal to the recorded investment amount of the receivables. Transaction costs are deferred and amortized ratably as a reduction of servicing fees over the terms of the related securitizations. The amount of credit card interest income and fee revenue in excess of interest paid to certificate holders, credit losses and other trust expenses is recognized monthly as servicing fees in credit card fee revenue.

(F) ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses inherent in on- and off-balance-sheet credit exposure attributable to financial instruments. The amount of the allowance is based on management's formal review and analysis of potential credit losses, as well as prevailing economic conditions.

(G) PREMISES AND EQUIPMENT
Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is charged to noninterest expense over the estimated useful lives of the assets and is computed on either a straight-line or an accelerated depreciation method. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Maintenance, repairs and minor alterations are expensed as incurred. Gains and losses on disposition are reflected in other noninterest income.

(H) OTHER REAL ESTATE
Other real estate includes assets that either have been acquired in satisfaction of debt (assets owned) or are classified as in-substance foreclosures. Other real estate is recorded at the lower of cost or fair value less estimated selling costs at the date of transfer. Any valuation adjustments required at the date of transfer are reflected in the allowance for credit losses. Other real estate is subsequently carried at the lower of cost or fair value, based on periodic evaluations that consider changes in market conditions, development and disposition costs, and estimated holding periods. Operating results from other real estate are recorded in other noninterest expense.

(I) ASSETS HELD FOR ACCELERATED DISPOSITION
In 1992, the Corporation segregated certain commercial real estate assets and related commitments in an accelerated disposition portfolio. The Corporation transferred assets to this portfolio at their estimated disposition value. The assets in this portfolio are carried at the lower of the initially established carrying values or newly estimated disposition value. The credit and valuation process related to this portfolio is performed quarterly to assess the ongoing condition of each individual credit, to determine any change in credit risk classification, and to determine the need, if any, for additional valuation adjustments. Income recognition is based on the credit characteristics of the individual assets in the disposition portfolio. Net gains as a result of transaction activity related to disposition portfolio assets are included in noninterest income.

(J) INTANGIBLE ASSETS
Intangible assets are included in other assets. Goodwill, representing the cost of investments in subsidiaries and affiliated companies in excess of the fair value of net assets acquired, is amortized on a straight-line basis over periods ranging from 10 to 25 years.

Other intangible assets, such as purchased mortgage service rights, customer lists, core deposits and credit card relationships, are amortized using various methods over the periods benefited.

(K) INCOME TAXES
In 1992, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to accounting and reporting for income taxes. Under this approach, current and deferred income taxes payable and refundable are remeasured annually using provisions of then-enacted tax laws and rates.

(L) DERIVATIVE FINANCIAL INSTRUMENTS
In 1994, the Corporation prospectively adopted Financial Accounting Standards Board (FASB) Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts". This interpretation is applicable to the balance sheet presentation of derivative financial instruments. These derivatives include interest rate, currency, commodity and equity swaps, forwards, options, caps, floors, forward rate agreements, and other conditional or exchange contracts, and include both exchange-traded and over-the-counter contracts.

In general, purchased option, cap and floor contracts are reported in derivative product assets, and written option, cap and floor contracts are reported in derivative product liabilities. For other derivative financial instruments, an unrealized gain is reported in derivative product assets and an unrealized loss is reported in derivative product liabilities. Amounts related to derivative financial instruments executed with the same counterparty under a legally enforceable master netting arrangement are reported on a net basis as a derivative product asset or liability.

For a discussion of the Corporation's accounting policies for derivative financial instruments, see the Derivative Financial Instruments section, on page 26.

(M) FOREIGN CURRENCY TRANSLATION
If the Corporation's foreign installation's primary operating currency (functional currency) is the U.S. dollar, foreign currency denominated assets and liabilities are remeasured into U.S. dollars at current exchange rates except for premises and equipment, which are remeasured at historical exchange rates. Remeasurement effects and results of related hedging transactions are included in other noninterest income.

If the Corporation's foreign installation has a functional currency that is other than the U.S. dollar, the adjustment related to translating the net asset or liability position of that foreign installation into U.S. dollars is reported in a separate component of stockholders' equity along with any related hedge transaction, net of tax.

(N) EMPLOYEE BENEFITS
The Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1992. This statement recognizes the expected cost of providing postretirement benefits in the financial statements during an employee's active service period.

The Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. This statement requires the accrual of benefits provided to former or inactive employees after employment but before retirement. The Corporation's prior practice was to expense these benefits when paid.

(O) CASH FLOW REPORTING
The Corporation uses the indirect method to report cash flows from operating activities. Under this method, net income is adjusted to reconcile it to net cash flow from operating activities. Net reporting of cash transactions has been used when the balance sheet items consist predominantly of maturities of three months or less, or where otherwise permitted. Other items are reported on a gross basis. Cash flows related to sales of debt investment securities within three months of the maturity date are classified as maturities in the consolidated statement of cash flows. Cash flows from derivative financial instruments are reported net as operating activities. Cash and cash equivalents consist of cash and due from banks, whether interest-bearing or not.

Upon adopting FASB Interpretation No. 39 on January 1, 1994, a noncash transfer of balances attributable to derivative financial instruments on December 31, 1993, was made from other assets ($1.5 billion) and other liabilities ($1.3 billion) to net derivative product balances.

N O T E   2 -- CHANGES IN ACCOUNTING PRINCIPLES

In 1992, the Corporation changed its accounting policy for investments held by its venture capital subsidiaries. Under the new policy, these investments are carried at fair value with changes in fair value recognized in earnings. Previously, these investments were carried at the lower of aggregate cost or fair value.

Also in 1992, the Corporation changed its accounting policy for the recognition of certain credit card solicitation costs. Under the new policy, costs of sourcing credit card accounts through third-party marketing firms are expensed as incurred. Previously, these costs were deferred and amortized over the estimated life of the account.

The Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" effective January 1, 1992. This statement requires that the expected cost of providing postretirement benefits be recognized in the financial statements during an employee's active service period.

The cumulative effect of adopting these accounting principles was recognized in earnings in the year of adoption. The cumulative adjustment amounts and related impact on earnings per share are displayed below.

-----------------------------------------------------------------------

(In millions, except per share data)                              1992
-----------------------------------------------------------------------
Net Income
Venture capital portfolio adjusted to fair value...............  $  221
Credit card solicitation costs.................................     (13)
Postretirement benefits........................................     (38)
                                                                 ------
  Total cumulative effect of changes in accounting principles..  $  170
                                                                 ======
-----------------------------------------------------------------------

-----------------------------------------------------------------------

Earnings per share--primary
Venture capital portfolio adjusted to fair value...............  $ 0.74
Credit card solicitation costs.................................   (0.04)
Postretirement benefits........................................   (0.13)
                                                                 ------
  Total cumulative effect of changes in accounting principles..  $ 0.57
                                                                 ======
-----------------------------------------------------------------------

-----------------------------------------------------------------------

Earnings per share--fully diluted
Venture capital portfolio adjusted to fair value...............  $ 0.74
Credit card solicitation costs.................................   (0.04)
Postretirement benefits........................................   (0.13)
                                                                 ------
  Total cumulative effect of changes in accounting principles..  $ 0.57
                                                                 ======
-----------------------------------------------------------------------

N O T E  3 -- EARNINGS PER SHARE

The Corporation presents earnings per share on both a primary and a fully diluted basis. Primary earnings per share were computed by dividing net income, after deducting dividends on preferred stock, by the average number of common and common-equivalent shares outstanding during the period. Common-equivalent shares consist of net shares issuable under the Employee Stock Purchase and Savings Plan and outstanding stock options.

The fully diluted earnings per share calculation also includes common shares that would result from the conversion of convertible preferred stock and convertible notes. Accordingly, net income was not reduced by preferred stock dividend requirements related to convertible preferred stock or the interest expense on the convertible notes.

The net income, preferred stock dividends, interest on the convertible notes, and shares used to compute primary and fully diluted earnings per share are presented in the following table.

------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                                                                          1994       1993       1992
------------------------------------------------------------------------------------------------------------------------------------
PRIMARY
  Net income.......................................................................................  $  1,221   $  1,290   $    394
  Preferred stock dividends (1)....................................................................       (52)       (57)       (45)
                                                                                                     --------   --------   --------
  Net income attributable to common
   stockholders' equity............................................................................  $  1,169   $  1,233   $    349
                                                                                                     ========   ========   ========

FULLY DILUTED
  Net income.......................................................................................  $  1,221   $  1,290        N/M
  Preferred stock dividends, excluding
   convertible Series A and B, where
   applicable (1)..................................................................................       (40)       (44)       N/M
  Interest on convertible notes,
   net of taxes....................................................................................         2         10        N/M
                                                                                                     --------   --------   --------
  Fully diluted net income.........................................................................  $  1,183   $  1,256        N/M
                                                                                                     ========   ========   ========
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                         1994       1993       1992
-----------------------------------------------------------------------------------------------------------------------------------
  Average shares outstanding.......................................................................   319,929    313,248    297,215
  Common stock equivalents.........................................................................     2,737      2,170      1,960
                                                                                                     --------   --------   --------
  Average number of common and common
   equivalent shares (primary).....................................................................   322,666    315,418    299,175
  Incremental shares related to
   convertible preferred stock,
   debentures and other............................................................................     8,145     15,871        N/M
                                                                                                     --------   --------   --------

  Average number of shares, assuming
   full dilution...................................................................................   330,811    331,289        N/M
                                                                                                     ========   ========   ========
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share                                                                                       1994       1993       1992
-----------------------------------------------------------------------------------------------------------------------------------
Net Income Per Share
  Primary..........................................................................................     $3.62      $3.91      $1.17
                                                                                                        =====      =====      =====
  Fully Diluted....................................................................................     $3.58      $3.79      $1.17
                                                                                                        =====      =====      =====
-----------------------------------------------------------------------------------------------------------------------------------

(1) 1994 preferred dividends include a 3% premium, totaling $4.5 million, paid on the redemption of the Corporation's Cumulative Preferred Stock, Series D.
N/M = Not Meaningful

For 1992, the calculation of fully diluted earnings per share would have produced an anti-dilutive result and, therefore is not shown in the preceding table.

N O T E  4 -- FIRST CHICAGO CORPORATION MERGER WITH NBD BANCORP, INC.

On December 1, 1995, First Chicago Corporation ("First Chicago") merged with and into NBD Bancorp, Inc. ("NBD"), with the combined company renamed First Chicago NBD Corporation ("FCNBD"). Pursuant to the merger, each share of common stock of First Chicago was converted into 1.81 shares of common stock of FCNBD. In aggregate, 87.1 million shares of First Chicago common stock were converted into
157.7 million shares of FCNBD. Each share of common stock of NBD remained outstanding and represents one share of FCNBD. Each share of preferred stock of First Chicago outstanding immediately prior to the merger was converted into one share of preferred stock of FCNBD with terms substantially similar to those of existing First Chicago preferred stock. The merger was accounted for as a pooling of interests.

Previously reported financial information for First Chicago and NBD for the three years ended December 31, 1994, is shown in the table below. To conform to consistent methods of accounting, certain reclassifications of historical data were made. Among these were the reclassification of the 1994 extraordinary item (to other income), the 1994 cumulative effect of changes in accounting principles (to salaries and benefits), and the 1993 cumulative effect of changes in accounting principles (to income taxes).

-------------------------------------------------------------------------------------------
                                             1994               1993            1992
                                        ---------------   ---------------  ----------------
                                         First             First            First
(In millions)                           Chicago    NBD    Chicago   NBD    Chicago     NBD
-------------------------------------------------------------------------------------------
Net interest income...................   $1,331  $1,625    $1,226  $1,558   $1,183   $1,510
Noninterest income....................    1,875     545     2,202     585    1,488      529
Noninterest expense...................    1,919   1,304     1,858   1,322    1,955    1,338
Income before income taxes............    1,063     814     1,300     702     (200)     472
Income before extraordinary item and
 cumulative effect of changes in
 accounting principles................      690     547       804     482     (114)     338
Extraordinary items...................        -      (8)        -       -        -        -
Cumulative effect of changes in
 accounting principles................        -      (8)        -       4      208      (38)
Net income............................      690     531       804     486       94      300
-------------------------------------------------------------------------------------------

N O T E  5 -- OTHER ACQUISITIONS

In January 1995, the Corporation entered into a definitive agreement under which Deerbank Corporation, a $766 million thrift holding company located in Deerfield, Illinois, would become affiliated with the Corporation. Under the terms of the agreement, valued at approximately $120 million, each share of Deerbank Corporation common stock will be exchanged for $45.00 of the Corporation's common stock, based on the average market price of the Corporation's common stock for a certain period preceding the closing of the merger. The Corporation will have repurchased an equivalent number of its common shares at or soon after the closing of the merger. The merger, which will be accounted for as a purchase, is subject to the approval of Deerbank Corporation shareholders and regulatory authorities.

During 1994, the Corporation entered into a merger agreement with AmeriFed Financial Corp., a thrift holding company located in Joliet, Illinois, with total assets of $910 million. The merger was consummated on January 9, 1995, and accounted for as a purchase. Essentially all of the purchase price of $148 million was provided by the issuance of 5.2 million shares of the Corporation's common stock. The Corporation had repurchased 5.0 million of the shares issued before the closing of the merger, and repurchased an amount equivalent to the remaining shares issued soon after the closing.

On July 8, 1994, the Corporation issued approximately 11.6 million shares of its common stock for all of the common stock of Lake Shore Bancorp, Inc. (Lake Shore) of Chicago, Illinois. As of the acquisition date, Lake Shore's assets totaled $1.2 billion and capital totaled $123 million. The combination was accounted for on a pooling-of-interests basis; however, because the transaction was not considered significant from an accounting perspective, the Corporation did not restate either 1994 or prior-year financial data.

On October 15, 1992, the Corporation issued approximately 29.9 million shares of its common stock for all of the common stock of INB Financial Corporation, Inc.
(INB), of Indianapolis, Indiana. This merger was also accounted for as a pooling of interests.

In the third quarter of 1992, the Corporation recorded $70 million ($48 million after tax) of merger-related expenses for severance and early retirement, elimination of duplicate facilities and equipment, and intangibles revaluation. In addition, INB recorded a $42 million ($25 million after tax) provision for credit losses to conform its credit policies to those of the Corporation.

On July 1, 1992, the Corporation issued approximately 11.9 million shares of its common stock in exchange for all the common stock of Summcorp, a bank holding company located in Fort Wayne, Indiana. The combination was accounted for as a pooling of interests.

In June 1992, the Corporation recorded $6 million ($4 million after tax) of merger-related expenses. These expenses were composed of charges taken for the elimination of duplicate facilities and equipment, and intangibles revaluation. The Corporation also recorded a $10 million ($6 million after tax) provision for possible credit losses to conform Summcorp's credit evaluation policies to those of the Corporation.

On January 23, 1992, the Corporation acquired all of the common stock of Gainer Corporation, a bank holding company located in Merrillville, Indiana. The acquisition was accounted for as a purchase, and, accordingly, operations of Gainer Corporation are included in the consolidated statements since the date of acquisition. Essentially all of the purchase price of $168 million was provided by issuing approximately 5.7 million shares of the Corporation's common stock. The fair value of assets acquired amounted to $1.5 billion, and liabilities assumed totaled $1.4 billion.

N O T E  6 -- INVESTMENT SECURITIES
The following is a summary of the Corporation's available-for-sale, held-to-maturity and venture capital securities.

----------------------------------------------------------------------------------------------------------------
                                                        Investment Securities -- Available-for-Sale
                                            --------------------------------------------------------------------
                                               Amortized      Gross Unrealized   Gross Unrealized    Fair Value
DECEMBER 31, 1994 (IN MILLIONS)                   Cost              Gains             Losses        (Book Value)
----------------------------------------------------------------------------------------------------------------
U.S. Treasury.............................       $  951             $  -               $  7            $  944
U.S. government agencies
  Mortgage-backed securities..............        2,658                -                160             2,498
  Collateralized mortgage obligations.....        1,461                5                 46             1,420
  Other...................................           47                1                  -                48
States and political subdivisions.........           77                -                  1                76
Collateralized mortgage obligations (1)...          111                -                  -               111
Other debt securities.....................          206                -                 41               165
Equity securities (2).....................          281                1                  -               282
                                                 ------             ----               ----            ------
    Total.................................       $5,792             $  7               $255            $5,544
                                                 ======             ====               ====            ======
                                            --------------------------------------------------------------------
                                                        Investment Securities -- Held-to-Maturity
                                            --------------------------------------------------------------------
                                            Amortized Cost    Gross Unrealized   Gross Unrealized
                                             (Book Value)           Gains             Losses         Fair Value
                                            --------------------------------------------------------------------
U.S. Treasury.............................       $  785             $  -               $ 21            $  764
U.S. government agencies
  Mortgage-backed securities..............        5,666               45                282             5,429
  Other...................................           18                -                  -                18
States and political subdivisions.........        1,591               53                 26             1,618
Other debt securities.....................            5                -                  -                 5
                                                 ------             ----               ----            ------
    Total.................................       $8,065             $ 98               $329            $7,834
                                                 ======             ====               ====            ======
                                            --------------------------------------------------------------------
                                                        Investment Securities -- Venture Capital
                                            --------------------------------------------------------------------
                                                              Gross Unrealized   Gross Unrealized    Fair Value
                                                  Cost              Gains             Losses        (Book Value)
                                            --------------------------------------------------------------------
Venture capital (2).......................       $  974             $525               $ 93            $1,406
                                                 ======             ====               ====            ======
----------------------------------------------------------------------------------------------------------------
                                                        Investment Securities -- Available-for-Sale
                                            --------------------------------------------------------------------
                                               Amortized      Gross Unrealized   Gross Unrealized    Fair Value
December 31, 1993 (In millions)                   Cost              Gains             Losses        (Book Value)
----------------------------------------------------------------------------------------------------------------
U.S. Treasury.............................       $1,205             $  9               $  -            $1,214
U.S. government agencies
  Mortgage-backed securities..............          732                3                  2               733
  Collateralized mortgage obligations.....        1,664                3                  9             1,658
  Other...................................            3                1                  -                 4
States and political subdivisions.........            1                -                  -                 1
Collateralized mortgage obligations (1)...          241                1                  1               241
Other debt securities.....................          139                -                 15               124
Equity securities (2).....................          188                1                  -               189
                                                 ------             ----               ----            ------
    Total.................................       $4,173             $ 18               $ 27            $4,164
                                                 ======             ====               ====            ======
                                            -----------------------------------------------------------------
                                                        Investment Securities -- Held-to-Maturity
                                            --------------------------------------------------------------------
                                            Amortized Cost    Gross Unrealized   Gross Unrealized
                                             (Book Value)           Gains             Losses         Fair Value
                                            --------------------------------------------------------------------
U.S. Treasury.............................       $  766             $ 24               $  -            $  790
U.S. government agencies
  Mortgage-backed securities..............        4,566              253                  3             4,816
  Other...................................           12                -                  -                12
States and political subdivisions.........        1,667              146                  1             1,812
Other debt securities.....................            7                -                  -                 7
                                                 ------             ----               ----            ------
    Total.................................       $7,018             $423               $  4            $7,437
                                                 ======             ====               ====            ======
                                            --------------------------------------------------------------------
                                                        Investment Securities -- Venture Capital
                                            --------------------------------------------------------------------
                                                              Gross Unrealized   Gross Unrealized    Fair Value
                                                  Cost              Gains             Losses        (Book Value)
                                            --------------------------------------------------------------------
Venture capital (2).......................       $  955             $627               $117            $1,465
                                                 ======             ====               ====            ======
----------------------------------------------------------------------------------------------------------------

(1) All collateralized mortgage obligations of private issuers have underlying collateral consisting of obligations of U.S. government agencies.

(2) The fair values of certain securities for which market quotations were not available were estimated. In addition, the fair values reflect liquidity and other market-related factors.

Proceeds from the sale of investment securities available-for-sale during 1994 were $2.164 billion, resulting in gross realized gains of $14 million and gross realized losses of $15 million. Proceeds from the sale of debt investment securities during 1993 were $57 million, resulting in gross realized gains of $3 million and gross realized losses of $1 million. Proceeds from the sale of debt investment securities during 1992 were $1.069 billion, resulting in gross realized gains of $18 million and gross realized losses of $8 million.

The maturity distribution of debt investment securities at December 31, 1994, is shown below. The distribution of mortgage-backed securities and collateralized mortgage obligations is based on average expected maturities. Actual maturities may differ because issuers may have the right to call or prepay obligations.

-----------------------------------------------------------------------------------------------------------
(In millions)                                       Available-for-Sale                Held-to-Maturity
-----------------------------------------------------------------------------------------------------------
                                                 Amortized          Fair           Amortized          Fair
                                                   Cost             Value            Cost             Value
                                                 ----------------------------------------------------------
Due in one year or less...................        $1,259           $1,252           $  267           $  269
Due after one year through five years.....           969              940            2,826            2,771
Due after five years through ten years....           700              673            4,598            4,436
Due after ten years.......................         2,583            2,397              374              358
                                                  ------           ------           ------           ------
                                                  $5,511           $5,262           $8,065           $7,834
                                                  ======           ======           ======           ======
-----------------------------------------------------------------------------------------------------------

N O T E  7 -- LOANS

Following is a breakdown of loans included in the consolidated balance sheet as of December 31, 1994 and 1993.

------------------------------------------------------------
(In millions)                              1994         1993
------------------------------------------------------------
Commercial
  Domestic
    Commercial.............             $22,546      $19,310
    Real estate
      Construction.........               1,074        1,105
      Other................               5,903        5,613
    Lease financing........               1,381        1,295
  Foreign..................               3,305        3,083
                                        -------      -------
          Subtotal.........              34,209       30,406
                                        -------      -------
------------------------------------------------------------
Consumer
  Credit cards.............               6,980        6,393
  Secured by real estate
      Mortgage.............               4,963        4,285
      Home equity..........               2,062        1,803
  Automotive...............               3,994        3,241
  Other....................               2,968        2,526
                                        -------      -------
          Subtotal.........              20,967       18,248
                                        -------      -------
          Total............             $55,176      $48,654
                                        =======      =======
------------------------------------------------------------

The amount of interest shortfall (the difference between interest contractually due and interest actually recorded) related to nonperforming loans at year-end was $16 million in 1994 and $26 million in 1993.

Credit card receivables are available for sale through the Corporation's credit card securitization program. In addition, other loans available for sale at December 31, 1994 and 1993, totaled $312 million and $509 million, respectively.

The Corporation has loans outstanding to certain of its directors and executive officers and to partnerships or companies in which a director or executive officer has at least a 10% beneficial interest. At December 31, 1994 and 1993, $297 million and $372 million, respectively, of such loans to related parties were outstanding. An analysis of the activity during 1994 with respect to such loans includes additions of $825 million and reductions of $900 million.


N O T E  8 -- ALLOWANCE FOR CREDIT LOSSES

Changes in the allowance for credit losses for the three years ended December 31, 1994, were as follows.

------------------------------------------------------------------------
(In millions)                              1994        1993        1992
------------------------------------------------------------------------
Balance, beginning of year..............  $1,106      $1,041      $1,136
Additions (deductions)
  Charge-offs...........................    (364)       (485)       (718)
  Recoveries............................     172         189         146
                                          ------      ------      ------
  Net charge-offs.......................    (192)       (296)       (572)
  Provision for credit losses...........     276         390         653
  Provision for loans held for
   accelerated disposition..............       -           -         491
  Charge-offs of loans upon transfer to
   accelerated disposition portfolio....       -           -        (636)
Other:
  Mergers and acquisitions..............      16           -          12
  Transfers related to securitized
    receivables.........................     (49)        (29)        (42)
  Other.................................       1           -          (1)
                                          ------      ------      ------
Balance, end of year....................  $1,158      $1,106      $1,041
                                          ======      ======      ======
------------------------------------------------------------------------

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This standard was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." SFAS No. 114 addresses the accounting for a loan when it is probable that all principal and interest amounts due will not be collected in accordance with its contractual terms (i.e., "impaired loan"). SFAS No. 114 also changes the definition of in-substance foreclosures (ISFs) which will result in currently reported ISFs being reclassified as nonaccrual loans. SFAS No. 118 allows for existing income recognition practices to continue.

The Corporation has adopted SFAS No. 114 and SFAS No. 118 as of January 1, 1995. The adoption of these standards did not have a material effect on the Corporation's net income. The allowance for credit losses allocated to impaired loans is estimated at $26 million.

The January 1, 1995, aggregate recorded investment of loans that will be reclassified from ISFs to nonaccrual loans is approximately $15 million. In general, the Corporation will retain its existing income recognition practices as described in Note 1(d), on page 36.

N O T E  9 -- PLEDGED AND RESTRICTED ASSETS

Assets carried at $23.5 billion in the consolidated balance sheet at December 31, 1994, were pledged to secure government deposits, trust deposits, and borrowings, and for other purposes required by law.

The subsidiary banks of the Corporation are required to maintain noninterest-bearing cash balances with the Federal Reserve Bank based on the types and amounts of deposits held. During 1994 and 1993, the average balances maintained to meet this requirement were $928 million and $882 million, respectively.

N O T E  10 -- LONG-TERM DEBT

Long-term debt consists of borrowings having an original maturity of over one year. Original issue discount and deferred issuance costs are amortized over the terms of the related notes. Long-term debt at December 31, 1994 and 1993, was as follows.

----------------------------------------------------------------

(In millions)                                      1994    1993
----------------------------------------------------------------
PARENT COMPANY:
SUBORDINATED DEBT:
   9% notes due 1999............................  $  199  $  199
   9-7/8% notes due 2000........................      99      99
   9-1/5% notes due 2001........................       5       5
   9-1/4% notes due 2001........................     100     100
  10-1/4% notes due 2001........................     100     100
  11-1/4% notes due 2001........................      96      96
   8-7/8% notes due 2002........................     100     100
   8-1/10% notes due 2002.......................     200     200
   8-1/4% notes due 2002........................     100     100
   7-5/8% notes due 2003........................     199     199
   6-7/8% notes due 2003........................     200     200
  Floating rate notes due 2003..................     149     149
  7-1/4% debentures due 2004....................     200     200
  Floating rate notes due 2005..................      96      96
  7-1/4% convertible debentures due 2006........       -     200
  6-3/8% notes due 2009.........................     198       -
  7-1/2% preferred purchase units due 2023......     150     150
  9-7/8% equity commitment notes due 1999.......     200     200
  Floating rate equity contract notes due 1996..     125     125

SENIOR DEBT:
  8-1/2% notes due 1998.........................     100      99
  Other Parent Company debt.....................   1,385   1,239
                                                  ------  ------
          Total Parent Company..................   4,001   3,856
                                                  ------  ------

SUBSIDIARIES:
  Bank notes, various rates and maturities......   2,434     853
  Subordinated 6-1/4% notes due 2003............     200     200
  Subordinated 8-1/4% notes due 2024............     250       -
  8 3/4% notes due 1997-1999....................      10      10
  Capitalized lease obligations, various rates
   and maturities...............................      52      39
  Other.........................................     299     292
                                                  ------  ------
          Total subsidiaries....................   3,245   1,394
                                                  ------  ------

          Total long-term debt..................  $7,246  $5,250
                                                  ======  ======
----------------------------------------------------------------

A) PARENT COMPANY LONG-TERM DEBT
SUBORDINATED NOTES
These notes are subordinated to other indebtedness of the Corporation. The fixed-rate notes have interest rates that range from 6-3/8% to 11-1/4% and maturities that range from 1999 to 2023. The floating rate notes due in 2003 have an interest rate priced at the greater of 4-1/4% or the three-month London interbank offered rate plus 1/8%. The interest rate on this issue on December 31, 1994, was 5.81%. The floating rate notes due 2005 may be redeemed by the Corporation, in whole or in part, on any interest payment date at par. Interest payment on the notes is at a rate of 1/4% above the average offered rate quoted in the London interbank market for three-month Eurodollar deposits. In no event will the rate be less than 5.25%. On December 31, 1994, the interest rate was 6.50%.

Each 7-1/2% preferred purchase unit consists of a 7.40% subordinated debenture due May 10, 2023, in a principal amount of $25 and a related purchase contract paying fees of 0.10% of the principal amount of the debenture per year. The contract requires the purchase on May 10, 2023, of one depositary share representing a one-fourth interest in a share of 7-1/2% cumulative preferred stock of the Corporation at a purchase price of $25 per depositary share.

The equity commitment notes may not be redeemed prior to their stated maturity. The agreements under which these notes were issued require the Corporation, prior to maturity to issue common stock, perpetual preferred stock or other forms of equity approved by the Federal Reserve Board in an amount equal to the original aggregate principal amount of the notes. As of December 31, 1994, the Corporation had issued all the equity securities required by the agreements.

The interest rate on the floating rate equity contract notes is reset quarterly at 3/16% over the average offered rate quoted in the London interbank market for three-month Eurodollar deposits. The interest rate on this issue as of December 31, 1994, was 6.625%.

The 7-1/4% convertible subordinated debentures due 2006 were called by the Corporation for redemption on March 15, 1994, at a redemption price of $1,050.75 per $1,000 of the principal amount. The Corporation incurred a charge of $11,892,000 ($7,730,000 net of income taxes) on the redemption. Prior to redemption, holders elected to convert $1,333,000 of the debentures into shares of common stock of the Corporation at a conversion price of $30.40 per share. During 1993, $15,000 of the debentures were converted.

8-1/2% NOTES
These notes are unsecured obligations that are not subordinated to any other indebtedness of the Corporation and may not be redeemed prior to their stated maturity.

OTHER PARENT COMPANY DEBT
Other long-term debt of $1.385 billion includes various notes with a weighted average interest rate of 6.97% and remaining weighted average maturity of 24 months at December 31, 1994.

B) SUBSIDIARIES' LONG-TERM DEBT
The bank notes are unsecured and unsubordinated debt obligations of the Corporation's bank subsidiaries. At December 31, 1994, the weighted average rate of the bank notes was 5.93% and remaining weighted average maturity was 20 months.

The 6-1/4% subordinated notes due 2003 are unsecured, subordinated to the claims of depositors and other creditors of NBD Bank (Michigan), and are not redeemable prior to maturity.

The 8-1/4% subordinated notes due 2024 are unsecured, subordinated to the claims of depositors and other creditors of NBD Bank (Michigan), and are not redeemable by the bank prior to maturity. Registered holders have a one-time right to redeem the notes at par, in whole or in part, on November 1, 2004.

Other long-term debt at December 31, 1994, included $276 million related to the sale and lease-back of certain bank properties. The effective interest rate related to this transaction is 8.7%, with expected maturity in 2018.

Of the Corporation's $7.2 billion total long-term debt, $773 million, $1.609 billion, $1.266 billion, $208 million, and $576 million is scheduled to mature in 1995, 1996, 1997, 1998 and 1999, respectively.

N O T E  11 -- PREFERRED STOCK

The Corporation is authorized to issue 10,000,000 shares of preferred stock, without par value. The Board of Directors is authorized to fix the particular designations, preferences, rights, qualifications and restrictions for each series of preferred stock issued. All preferred shares rank prior to common shares both as to dividends and liquidation, but have no general voting rights. The dividend rate on each of the cumulative adjustable rate series is based on stated value and adjusted quarterly, based on a formula that considers the interest rates for selected short- and long-term U.S. Treasury securities prevailing at the time the rate is set. The minimum, maximum and current dividend rates, as of December 31, 1994, are presented in the following table.

------------------------------------------------------------------------------------------------
                                Stated        Annual Dividend Rate        Earliest    Redemption
Preferred           Shares     Value Per  ----------------------------   Redemption     Price
Stock Series      Outstanding    Share    Maximum    Minimum   Current      Date         (1)
------------------------------------------------------------------------------------------------
Cumulative Adjustable Rate:
  Series A......   2,410,000   $   50.00   15.00%     7.00%     7.00%       (2)        $   50.00
  Series B......   1,191,000      100.00   12.00      6.00      6.00        (2)           100.00
  Series C......     713,800      100.00   12.50      6.50      6.50        (2)           100.00

Cumulative Fixed Rate:
  Series E (3)..     160,000      625.00    8.45      8.45      8.45      11/16/97 (4)    625.00

Cumulative Convertible Fixed Rate:
  Series B (5)..      40,000    5,000.00    5.75      5.75      5.75      04/01/97 (6)  5,172.50
------------------------------------------------------------------------------------------------

(1)  Plus accrued and unpaid dividends.
(2)  Currently redeemable.
(3) Represented by 4,000,000 depositary shares, with a corresponding annual dividend rate of $2.11 each and a $25 stated value.
(4) The preferred shares are redeemable on or after November 16, 1997, at $625 per share (equivalent to $25 per depositary share).
(5) Represented by 4,000,000 depositary shares, with a corresponding annual dividend rate of $2.875 each and a $50 stated value.
(6) The preferred shares may be converted into shares of the Corporation's common stock at the option of the stockholders at any time at the conversion price of $29.6271 per common share, subject to adjustment under certain conditions. Shares are redeemable beginning April 1, 1997, at the option of the Corporation, at a price of $5,172.50 ($51.725 per depositary share), with the redemption price decreasing annually until the shares are redeemable on or after April 1, 2003, at their stated value of $5,000 per share ($50 per depositary share).

All shares of the Corporation's 10% Cumulative Preferred Stock, Series D, were called for redemption on July 1, 1994. The redemption price of $25.75 per share plus accrued and unpaid dividends incorporates a 3% premium, totaling $4.5 million.

All shares of the Corporation's Cumulative Convertible Preferred Stock, Series A, were called for redemption on September 2, 1993. Each Series A share was convertible into 2.518 shares of the Corporation's common stock at the option of the stockholder, and approximately 2.1 million shares of the preferred stock were converted into approximately 5.4 million shares of common stock. Resultant fractional shares were paid in cash. On September 2, 1993, the Corporation redeemed the remaining shares of the Cumulative Convertible Preferred, Series A, at the redemption price of $51.50 per share plus accrued and unpaid dividends.

N O T E  12 -- EMPLOYEE BENEFITS

(A) PENSION PLANS
The Corporation is now in the process of reviewing its pension, postemployment, and postretirement benefit plans with a view to providing uniform benefits to the employees of the combined Corporation. Completion and approval of the new plans is expected sometime by 1997.

The Corporation sponsors pension plans covering substantially all salaried employees. The pension plans are noncontributory, defined-benefit plans that provide benefits based on years of service and compensation level. The funding policy varies for each plan. Depending on the plan, consideration is given to net periodic pension cost for the year, the minimum required by ERISA, and the maximum tax deductible amount based on IRS limits.

Plan assets primarily include equity securities and debt securities issued by the U.S. government and its agencies or corporations. Plan assets include common stock of the Corporation having a fair value of $20 million in 1994 and $18 million in 1993.

Net periodic pension (credit) cost include the following components for the years ended December 31.


---------------------------------------------------------------------------
(In millions)                                        1994    1993    1992
---------------------------------------------------------------------------
Service cost - benefits earned during period......  $  53   $  42   $  43
Interest cost on projected benefit obligation.....     93      84      78
Actual loss (return) on assets....................     13    (183)   (130)
Net amortization and deferral.....................   (154)     49     (11)
                                                    -----   -----   -----
Net periodic pension (credit) cost................  $   5   $  (8)  $ (20)
                                                    =====   =====   =====
---------------------------------------------------------------------------

The following table reconciles the aggregated funded status of the plans and amounts recognized in the consolidated balance sheet at December 31.

---------------------------------------------------------------------------
(In millions)                                                1994     1993
---------------------------------------------------------------------------
Actuarial present value of the projected benefit
  obligation, based on employment service to date, and
  current salary levels:
Vested employees..........................................  $  816   $  859
Nonvested employees.......................................      80       88
                                                            ------   ------
Accumulated benefit obligation............................     896      947
Additional amounts related to projected salary increases       230      271
                                                            ------   ------
Projected benefit obligation..............................   1,126    1,218
Plan assets (at fair value)...............................   1,499    1,551
                                                            ------   ------
Plan assets in excess of projected benefit obligation.....     373      333
Unrecognized net gain due to experience different from
  assumptions.............................................     (54)     (20)
Unrecognized transition asset.............................     (64)     (74)
Unrecognized prior service cost...........................     107       97
                                                            ------   ------
Prepaid pension cost included in the consolidated
  balance sheet...........................................  $  362   $  336
                                                            ======   ======
---------------------------------------------------------------------------

Each plan was separately valued based on the individual plan's underlying terms, demographics and asset mix. The range of assumptions used in determining the projected benefit obligation and net periodic pension (credit) cost of such plans at December 31 are as follows.

-----------------------------------------------------------------------------
                                               1994       1993       1992
-----------------------------------------------------------------------------
Discount rate..............................  8.0%-9.0%  7.0%-7.5%  8.0%-8.5%
Salary increase assumption.................  5.0%-5.5%  4.5%-5.5%  5.0%-6.0%
Expected long-term rate of return on plan
  assets...................................       9.5%       9.5%       9.5%
-----------------------------------------------------------------------------

(B)  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
The Corporation sponsors postretirement plans that provide life insurance and health care benefits for certain employees when they retire. The postretirement health care benefit, which can also cover eligible dependents, is contributory, with retiree contributions adjusted annually to reflect increases in the Corporation's health care costs. The postretirement life insurance benefit is noncontributory.

The Corporation elected to immediately recognize the January 1, 1992, accumulated benefit obligation, which resulted in a charge of $59 million ($38 million after tax) to 1992 earnings.

Net periodic postretirement benefit cost included the following components for the years ended December 31.

---------------------------------------------------------------
(In millions)                               1994   1993   1992
---------------------------------------------------------------
Service cost..............................   $1     $2     $1
Interest cost.............................    3      5      5
                                            ---    ---    ---
Net periodic postretirement benefit cost..   $4     $7     $6
                                            ===    ===    ===
---------------------------------------------------------------

The Corporation funds postretirement benefit cost as claims are incurred. The following table reconciles the plan's funded status and amounts recognized in the consolidated balance sheet at December 31.

--------------------------------------------------------------------
(In millions)                                           1994    1993
--------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees.........................................   $ 37    $ 44
    Fully eligible active plan participants..........      4       8
    Other active plan participants...................      8      21
                                                        ----    ----
Total accumulated postretirement benefit obligation..     49      73
Plan assets (at market value)........................      -       -
                                                        ----    ----
Accumulated postretirement benefit obligation in
 excess of plan assets...............................    (49)    (73)
Unrecognized net (gain) loss.........................    (17)      7
                                                        ----    ----
Accrued postretirement benefit liability recognized
  in the consolidated balance sheet..................   $(66)   $(66)
                                                        ====    ====
--------------------------------------------------------------------

The assumption used to measure postretirement benefit costs is a 10% annual rate of increase in the per capita cost of covered health care benefits for 1995, trending downward to 5.5% by the year 2000, and remaining at that level thereafter. This assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would have increased the accumulated postretirement benefit obligation as of December 31, 1994, by $4 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by approximately $0.4 million.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0% at December 31, 1994, and 7.0% at year-end 1993.

The Corporation adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. The cumulative effect of adoption was a charge of $12 million ($8 million net of income taxes). The impact of the new accounting method in 1994 on income before accounting changes was not significant.

(C)  EMPLOYEE SAVINGS PLANS
The Corporation maintains various 401(k) savings plans and profit sharing plans for U.S.-based employees meeting certain eligibility requirements.

Under the existing First Chicago 401(k) plan, participants may contribute from 1% to 6% of their salary on a pretax basis, and an additional 1% to 10% of salary on an after-tax basis. Beginning in 1994, the employer contribution to the plan was determined as 100% of the first $750 of pretax contributions made by participants and 50% of any pretax contributions in excess of $750. The plan was amended in 1993 to allow a supplemental profit-based contribution to the plan. For 1994, that contribution was $250 for each eligible salaried employee and $125 for each eligible hourly employee.

The existing NBD 401(k) plan requires employer contributions equal to participants' contributions up to 2% of their compensation, plus an amount equal to one-half of participants' contributions between 2% and 6% of their contributions subject to certain limitations imposed by the Internal Revenue Service.

Total expense for these plans was $36 million in 1994, $35 million in 1993, and $26 million in 1992.

The Corporation also maintains an Employee Stock Purchase and Savings Plan that allows eligible employees to authorize payroll deductions for deposit in interest-bearing savings accounts for up to two years. Employees then have the option to either withdraw their savings balance in cash or purchase shares of the Corporation's common stock at a price fixed under the plan. The Corporation recognizes no expense in connection with such stock purchases.

(D)  STOCK AWARD AND STOCK OPTION PLANS
The Corporation maintains various incentive plans that allow the granting of restricted shares, stock options, or other stock-based awards to eligible employees. Restricted shares granted to key officers require them to continue employment from one to seven years beginning on the original grant date before the shares are ultimately distributed to the employee. The market value of the restricted shares as of the date of grant is amortized to compensation expense over the restriction period.

The Corporation also maintains a performance-based stock plan. The shares issued under this program are distributed only if performance criteria are met. The ultimate expense attributable to this plan is based on the market value of the shares on the date they become unrestricted. For both the restricted stock plans and the performance-based stock plans, the unamortized cost of such shares is included in stockholders' equity. At December 31, 1994, the number of restricted shares and performance-based shares outstanding was approximately 3,639,000.

The various incentive plans also permit the granting of stock options. In addition, stock options may be granted that include the right to receive a reload option. A reload option allows a participant who exercises the original option, and who meets several specific criteria related to the payment of the purchase price of the option with shares of the Corporation's common stock, the right to receive an option to purchase the number of shares of the Corporation's common stock equal to the number of shares used by the participant in payment of the original option price. The exercise price of the reload option is equal to the fair market value of the common stock on the date the reload option is granted.

The following table summarizes stock option activity related to the various incentive plans for 1994.

-------------------------------------------------------------
                                     Options
(Shares in thousands)              Outstanding  Option Price
-------------------------------------------------------------
Balance as of January 1, 1994....     10,624    $ 6.62-$36.06
  Granted........................      5,243    $23.07-$31.56
  Exercised......................      2,880    $ 6.62-$29.94
  Forfeited, expired or canceled.        123    $13.26-$35.69
                                      ------
Balance as of December 31, 1994..     12,864    $ 9.38-$36.06
                                      ======
-------------------------------------------------------------

At December 31, 1994, 6,141,000 options were exercisable.


N O T E  13 -- INCOME TAXES

The components of total applicable income tax expense (benefit) in the consolidated income statement for the years ended December 31, 1994, 1993 and 1992, are as follows.

----------------------------------------------------
(In millions)                     1994   1993   1992
----------------------------------------------------

Income Tax Expense (Benefit):
  Current
    Federal....................   $397   $372  $ 155
    Foreign....................     14     31     22
    State......................     64     63     24
                                  ----   ----  -----
       Total...................    475    466    201

  Deferred
    Federal....................    149    228   (139)
    State......................      8     18    (14)
                                  ----   ----  -----
       Total...................    157    246   (153)

Applicable income tax..........   $632   $712  $  48
                                  ====   ====  =====
----------------------------------------------------

The tax effects of fair value adjustments on securities available-for-sale, foreign currency translation adjustments, and certain tax benefits related to stock options are recorded directly to stockholders' equity. The net tax benefits recorded directly in stockholders' equity amounted to $86 million, $14 million and $6 million in 1994, 1993 and 1992, respectively. Also in 1992, a $102 million tax expense was recorded for changes in accounting principles.

A summary reconciliation of the differences between applicable income taxes and the amounts computed at the applicable regular federal tax rates of 35% in 1994, 35% in 1993 and 34% in 1992 were as follows.

---------------------------------------------------------------------
(In millions)                                    1994    1993    1992
---------------------------------------------------------------------
Taxes at statutory federal income tax rate....   $657    $701    $ 93
Increase (decrease) in taxes resulting from:
   Tax-exempt income (net)....................    (50)    (57)    (64)
   State income taxes, net of federal income
       tax....................................     47      46       7
   Goodwill amortization......................     10      15      12
   Other......................................    (32)      7       -
                                                 ----    ----    ----
Applicable income taxes.......................   $632    $712    $ 48
                                                 ====    ====    ====
---------------------------------------------------------------------

Neither First Chicago nor NBD had an alternative minimum tax credit carryforward for tax purposes at December 31, 1994. First Chicago had alternative minimum tax credit carryforwards for tax purposes of $109 million at December 31, 1993, and $41 million at December 31, 1992.

First Chicago had a foreign tax credit carryforward of $43 million at December 31, 1992, that was fully utilized in 1993. First Chicago also had a federal tax return net operating loss carryforward of $644 million at December 31, 1992, which was also fully utilized in 1993.

A net deferred tax liability is included in other liabilities in the consolidated balance sheet as a result of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their related tax bases. The components of the net deferred tax liability as of December 31, 1994 and 1993, are as follows.

----------------------------------------------------------------
(In millions)                                      1994    1993
----------------------------------------------------------------
DEFERRED TAX LIABILITIES
Deferred income on lease financing..............  $  785  $  757
Appreciation on venture capital investments.....     219     182
Prepaid pension asset...........................      98      94
Other...........................................     237     228
                                                  ------  ------
Gross deferred tax liabilities..................   1,339   1,261
                                                  ------  ------

DEFERRED TAX ASSETS
Allowance for credit losses.....................     451     451
Securitization of credit card receivables.......      86      65
Alternative minimum tax credit carryforward.....       -     116
Fair value adjustment on investment securities
    available-for-sale..........................      90       3
Other...........................................     306     332
                                                  ------  ------
Gross deferred tax assets.......................     933     967
Valuation allowance.............................       -       -
                                                  ------  ------
Gross deferred tax assets, net of valuation
    allowance...................................     933     967
                                                  ------  ------
Net deferred tax liability......................  $  406  $  294
                                                  ======  ======
----------------------------------------------------------------

N O T E  14 -- LEASE COMMITMENTS

The Corporation has entered into a number of operating and capitalized lease agreements for premises and equipment. The minimum annual rental commitments under these leases are shown below.

---------------------------
(In millions)
---------------------------
1995 . . . . . . . . . $ 91
1996 . . . . . . . . .   86
1997 . . . . . . . . .   81
1998 . . . . . . . . .   74
1999 . . . . . . . . .   71
2000 and thereafter. .  383
                       ----
                       $786
                       ====
---------------------------

Occupancy expense has been reduced by rental income from premises leased to others in the amount of $38 million in 1994, $38 million in 1993 and $34 million in 1992.

N O T E  15 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Corporation is a party to financial instruments containing credit and/or market risks that are not required to be reflected in a balance sheet. These financial instruments include credit-related instruments as well as certain derivative and cash instruments. The Corporation maintains risk management policies that monitor and limit exposure to credit, liquidity and market risks.

(A) CREDIT RISK
The following disclosures represent the Corporation's credit exposure, assuming that every counterparty to financial instruments with off-balance-sheet credit risk fails to perform completely according to the terms of the contracts, and that the collateral and other security, if any, proves to be of no value to the Corporation.

(B) MARKET RISK
This note does not address the amount of market losses the Corporation would incur if future changes in market prices make financial instruments with off-balance-sheet market risk less valuable or more onerous. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

(C) COLLATERAL AND OTHER SECURITY ARRANGEMENTS
The credit risk of both on- and off-balance-sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Corporation generally determines the need for specific covenant, guarantee and collateral requirements on a case-by-case basis, depending on the nature of the financial instrument and the customer's creditworthiness. The Corporation may also receive comfort letters and oral assurances. The amount and type of collateral held to reduce credit risk varies but may include real estate, machinery, equipment, inventory and accounts receivable, as well as cash on deposit, stocks, bonds and other marketable securities that are generally held in the Corporation's possession or at another appropriate custodian or depository. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. The Corporation requests additional collateral when appropriate.

(D) CREDIT-RELATED FINANCIAL INSTRUMENTS
The table below summarizes the Corporation's credit-related financial instruments, including both commitments to extend credit and letters of credit.

------------------------------------------------------------------------------
Commitments and Letters of Credit
December 31 (In billions)                                    1994         1993
------------------------------------------------------------------------------
Unused loan commitments*..................................  $45.6        $40.4
Unused credit card lines..................................   65.0         48.4
Unused home equity lines..................................    1.8          1.5
Commercial letters of credit..............................    1.1          0.9
Standby letters of credit and foreign office guarantees...    6.2          6.4
------------------------------------------------------------------------------
*Includes unused commercial real estate exposure of $1.0 billion and $0.6 billion at December 31, 1994 and 1993, respectively.

Since many of the Corporation's unused commitments are expected to expire unused or be only partially used, the total amount of unused commitments in the preceding table does not necessarily represent future cash requirements.

Loan commitments are agreements to make or acquire a loan or lease as long as the agreed-upon terms (e.g., expiry, covenants or notice) are met. The Corporation's commitments to purchase or extend loans help its customers meet their liquidity needs. Credit card lines allow customers to use a credit card to buy goods or services and to obtain cash advances. However, the Corporation has the right to change or terminate any terms or conditions of the credit card account. Extensions of credit under home equity lines are secured by residential real estate.

Commercial letters of credit are issued or confirmed by the Corporation to ensure payment of its customers' payables or receivables in short-term international trade transactions. Generally, drafts will be drawn when the underlying transaction is consummated as intended. However, the short-term nature of this instrument serves to mitigate the Corporation's risk associated with these contracts.

Standby letters of credit and foreign office guarantees are issued in connection with agreements made by the Corporation's customers to counterparties. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit or foreign office guarantee as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation for standby letters of credit or foreign office guarantees. At December 31, 1994 and 1993, the Corporation had issued standby letters of credit and foreign office guarantees for the following purposes.

-------------------------------------------
Standby Letters of Credit
December 31 (In millions)     1994    1993
-------------------------------------------
Financial:
  Tax-exempt obligations...  $2,032  $1,834
  Insurance-related........     796     765
  Other financial..........   2,614   3,162
Performance................     770     630
                             ------  ------
          Total*...........  $6,212  $6,391
                             ======  ======
-------------------------------------------

*Includes $820 million and $609 million participated to other institutions at December 31, 1994, and December 31, 1993, respectively.


At December 31, 1994, $5.125 billion of standby letters of credit was due to expire within three years and $1.087 billion was to expire after three years.

(E) DERIVATIVE FINANCIAL INSTRUMENTS
The Corporation enters into a variety of derivative financial instruments in its trading, asset and liability management, and venture capital activities. These instruments offer customers protection from rising or falling interest rates, exchange rates, commodity prices and equity prices. They can either reduce or increase the Corporation's exposure to such changing rates or prices.

The Corporation's objectives and strategies for using derivative financial instruments for structural interest rate risk management, foreign exchange risk management, and venture capital activities are discussed on pages 14 to 19.

The Corporation's balance sheet exposure for derivative financial instruments includes the amount of recognized gains in the market valuation of those contracts. Those amounts fluctuate as a function of maturity, interest rates, foreign exchange rates, commodity prices and equity prices. Prior to 1994, the Corporation presented certain unrealized gains and unrealized losses on a net basis. The gross balance sheet exposure as of December 31, 1993, was $3.6 billion for interest rate contracts and $2.6 billion for foreign exchange contracts. These amounts are overstated because they do not reflect the offsetting of losses with the same counterparties based on legally enforceable termination and netting rights.

The credit risk associated with exchange-traded derivative financial instruments is limited to the relevant clearinghouse. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in a financial instrument that the Corporation may be obligated to acquire under certain written put options. Caps and floors written do not expose the Corporation to credit risk.

On some derivative financial instruments, the Corporation may have additional risk. This is due to the underlying risk in the financial instruments that the Corporation may be obligated to acquire or the risk that the Corporation will deliver under a contract but the customer will fail to deliver the countervailing amount. The Corporation believes its credit and settlement procedures minimize these risks.

Not all derivative financial instruments have off-balance-sheet market risk. Market risk associated with options purchased and caps and floors purchased is recorded in the balance sheet.

The tables on pages 25 and 26 report the Corporation's gross notional principal or contractual amounts of derivative financial instruments as of December 31, 1994, and December 31, 1993. These instruments include swaps, forwards, futures, options, caps, floors, forward rate agreements, and other conditional and exchange contracts. The amounts do not represent the market or credit risk associated with these contracts but rather give an indication of the volume of the transactions. The amounts exceed the credit risk associated with these contracts and do not reflect the netting of offsetting transactions.

Interest rate forward and futures contracts represent commitments to either purchase or sell a financial instrument at a specified future date for a specified price, and may be settled in cash or through delivery.

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating rate index. Certain agreements are combined interest rate and foreign currency swap transactions.

Interest rate options are contracts that grant the purchaser, for a premium payment, the right to either purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer of the option.

Interest rate caps and floors are contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate on specified future dates.

Forward rate agreements are contracts with notional principal amounts that settle in cash at a specified future date based on the differential between a specified market interest rate and a fixed interest rate.

Foreign exchange contracts represent spot, forward, futures and option contracts to exchange currencies.

Commodity price contracts represent swap, futures, cap, floor and option contracts that derive their value from underlying commodity prices.

Equity price contracts represent futures, cap, floor and option contracts that derive their value from underlying equity prices.

(F)  CASH FINANCIAL INSTRUMENTS
Securities sold but not yet purchased are obligations of the Corporation to deliver securities sold but not yet purchased. The face amount of such securities totaled $1.036 billion at December 31, 1994, and $776 million at December 31, 1993. The fair value of these obligations is reflected in the balance sheet in other short-term borrowings. The fair value of such securities totaled $972 million at December 31, 1994, and $757 million at December 31, 1993.

N O T E  16 -- CONCENTRATIONS OF CREDIT RISK

The Corporation provides a wide range of financial services, including credit products, to consumers, middle market businesses and large corporate customers. Credit policies and processes emphasize diversification of risk among industries, geographic areas and borrowers. The only significant domestic credit concentrations, for the Corporation were consumer, commercial real estate and the U.S. government.

Information on the Corporation's consumer and commercial real estate loans is presented in Note 7, on page 44, and information on unused consumer and commercial real estate commitments is presented on page 54 of Note 15.

U.S. government risk arises primarily from the Corporation's holding of government securities and short-term credits collateralized by such securities.

Information on the Corporation's foreign outstandings is presented in the table on page 69. In addition to credit exposure, the Corporation's exposure from derivative financial instruments and other off-balance-sheet commitments to banks in Japan was approximately $1.3 billion and $1.6 billion at December 31, 1994, and December 31, 1993, respectively.


N O T E  17 -- ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The Corporation is required to disclose the estimated fair value of its financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." These disclosures do not attempt to estimate or represent an estimate of the Corporation's fair value as a whole. The Corporation does not plan to dispose of, either through sale or settlement, the majority of its financial instruments at these estimated fair values. Certain limitations are inherent to the methodologies used to estimate fair value. As a result, disclosed fair values may not be the amount realized in a current transaction between willing parties. Specifically, the fair values disclosed represent point-in-time estimates that may change in subsequent reporting periods due to market conditions or other factors. Further, quoted market prices may not be realized because the financial instrument may be traded in a market that lacks liquidity; or a fair value derived using a discounted cash flow approach may not be the amount realized because of the subjectivity involved in selecting underlying assumptions, such as projecting cash flows or selecting a discount rate. The fair value amount also may not be realized because it ignores transaction costs and does not include potential tax effects. Additionally, estimated fair values of certain financial instruments ignore intangible value associated with the financial instruments; for example, significant unrecognized value exists that is attributable to the Corporation's credit card relationships and core deposits.

The only fair value disclosure provided in addition to those made for the Corporation's financial instruments pertains to credit card securitizations; this disclosure is provided because the interest rate risk exposure related to such securitization is reduced by financial instruments.

The following table summarizes the carrying values and estimated fair values of financial instruments as of December 31, 1994 and 1993.

-------------------------------------------------------------------------------------------------------
                                                       December 31, 1994           December 31, 1993
                                                    -----------------------     -----------------------
                                                    Carrying     Estimated      Carrying     Estimated
(In millions)                                        Value       Fair Value      Value       Fair Value
-------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and short-term financial instruments(a)...    $29,251      $29,251        $22,146      $22,146
  Trading assets(a)..............................      5,089        5,089          4,646        4,646
  Investment securities(b).......................     15,015       14,784         12,647       13,066
  Loans, net of allowance(c).....................     54,018       53,871         47,548       48,144
  Other financial instruments(a).................      1,516        1,516          1,379        1,379
  Currency options purchased(a)..................          -            -            536          536
  Derivative product assets
    Trading purposes(1)(a).......................      4,408        4,408              -            -
    Other than trading purposes(f)...............         39           52              -            -
      Total derivative product assets............      4,447        4,460              -            -
  Off-balance-sheet derivative financial
   instruments, net..............................          -            -            357          520

FINANCIAL LIABILITIES:
  Deposits(d)....................................    $64,895      $64,749        $58,007      $58,170
  Securities sold but not yet purchased(a).......        972          972            757          757
  Other short-term financial instruments(a)......     25,089       25,089         17,799       17,799
  Long-term debt(e)..............................      7,246        7,084          5,250        5,577
  Currency options written(a)....................          -            -            501          501
  Derivative product liabilities
    Trading purposes(1)(a).......................      4,133        4,133              -            -
    Other than trading purposes(f)...............         39          311              -            -
      Total derivative product liabilities.......      4,172        4,444              -            -
  Off-balance-sheet exposure - nonfinancial
   instruments:
    Credit card securitizations, net(g)..........        265          (60)           242          191
-------------------------------------------------------------------------------------------------------

(1) The estimated average fair values of derivative financial instruments used in trading activities during 1994 were $5.2 billion classified as assets and $4.9 billion classified as liabilities.

Estimated fair values are determined as follows:

(A)  FINANCIAL INSTRUMENTS WHERE CARRYING VALUE APPROXIMATES FAIR VALUE

A financial instrument's carrying value approximates its fair value in cases where the financial instrument has an immediate or short-term maturity (generally 90 days or less), has no stated maturity, or is carried at fair value. Additionally, the carrying value of financial instruments that reprice frequently, such as floating rate loans or debt, represents fair value provided there has been no significant change in credit quality or there is no embedded financial instrument with significant value.

The estimated fair value of trading securities and securities sold but not yet purchased was generally based on quoted market prices or dealer quotes. The estimated fair value of commercial real estate loans held for accelerated disposition was based on their estimated liquidation value. The estimated fair value of derivative product assets and liabilities was based on quoted market prices or pricing and valuation models on a present value basis using current market information.

The majority of commitments to extend credit and letters of credit would result in loans with a market rate of interest if funded. The fair value of these commitments are the fees that would be charged customers to enter into similar agreements with comparable pricing and maturity. The recorded book value of deferred fee income approximates the fair value.

(B)  INVESTMENT SECURITIES

The estimated fair values of debt investment securities were generally based on quoted market prices or dealer quotes. See Notes 1 and 6 for information on methods for estimating the fair value of equity investment securities, including those held by venture capital subsidiaries.

(C)  LOANS
The discounted cash flow method was used to estimate the fair value of commercial and consumer loans, except for certain fixed rate, medium- or long-term consumer mortgage loans. Discount rates used represent current lending rates for new loans with similar characteristics.

The estimated fair value of certain consumer mortgage loans was based on committed sales prices and a valuation model using current market information.

(D)  DEPOSITS
The fair value of demand and savings deposits with no defined maturity is, by definition, the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows to be paid, using the current rates at which similar deposits with similar remaining maturities would be issued.

(E) LONG-TERM DEBT
Quoted market prices or the discounted cash flow method was used to estimate the fair value of the Corporation's long-term debt. Discounting was based on the contractual cash flows and the current rates at which debt with similar terms could be issued.

(F)  DERIVATIVE PRODUCT ASSETS AND LIABILITIES--OTHER THAN TRADING PURPOSES
The estimated fair values of derivative product assets and liabilities used for risk management purposes, primarily interest rate swaps used by the Corporation to manage its interest rate exposure, were based on quoted market prices or pricing and valuation models on a present value basis using current market information.

G)  CREDIT CARD SECURITIZATIONS (OFF-BALANCE-SHEET EXPOSURE)
Floating and fixed rate credit card receivables sold as securities to investors through a separate trust are not financial instruments of the Corporation. However, the Corporation uses financial instruments (see (f) above) to reduce interest rate risk exposure attributable to these securitizations. Interest rate risk exposure exists with respect to the amount of anticipated excess servicing fee income, which fluctuates with interest rate movements. Accordingly, the carrying value and the interest rate effect on anticipated excess servicing fee income are disclosed. The carrying value represents the reserve for credit losses related to securitized credit card receivables and net deferred income. The interest rate effect on anticipated excess servicing fee income represents the difference between the par value and the quoted market price of the securitized credit card receivables held by investors.

N O T E  18 -- CONTINGENCIES

The Corporation and certain of its subsidiaries are defendants in various lawsuits arising out of the normal course of business, and the Corporation has received certain tax deficiency assessments. Since the Corporation and certain of its subsidiaries, which are regulated by one or more federal and state regulatory authorities, also are the subject of numerous examinations and reviews by such authorities, the Corporation is and will, from time to time, normally be engaged in various disagreements with regulators, related primarily to banking matters. In the opinion of management and the Corporation's general counsel, the ultimate resolution of the matters referred to in this note will not have a material effect on the Corporation's consolidated financial statements.

N O T E  19 -- BUSINESS SEGMENTS

An analysis of the Corporation's results on a line-of-business basis is shown in the table on page 4.

The Corporation is primarily engaged in the banking business, and with the continuing globalization of financial markets, the distinction between international and domestic activities has become less important. The following table shows approximate consolidated financial data for the three years ended December 31, 1994, attributable to domestic and foreign operations. The 1992 foreign results have been further split by geographic region. No foreign geographic region accounted for more than 10% of consolidated results in either 1994 or 1993.


-------------------------------------------------------------------------------------------
                                                                Income
                                                                Before
                                                                Income     Net      Total
(IN MILLIONS)                      Revenues(1)    Expenses(2)    Taxes   Income    Assets
-------------------------------------------------------------------------------------------
1994
DOMESTIC OPERATIONS.............      $7,745         $5,926      $1,819   $1,204   $ 97,372
FOREIGN OPERATIONS..............         784            750          34       17     15,391
                                      ------         ------      ------   ------   --------
CONSOLIDATED....................      $8,529         $6,676      $1,853   $1,221   $112,763
                                      ======         ======      ======   ======   ========
-------------------------------------------------------------------------------------------
1993
Domestic operations.............      $7,202         $5,375      $1,827   $1,172   $ 82,830
Foreign operations..............         814            639         175      118     10,310
                                      ------         ------      ------   ------   --------
Consolidated....................      $8,016         $6,014      $2,002   $1,290   $ 93,140
                                      ======         ======      ======   ======   ========
-------------------------------------------------------------------------------------------
1992
Domestic operations.............      $6,838         $6,714      $  124   $  285   $ 79,019
Foreign operations
   Europe-Middle East-Africa....         514            460          54       42      5,403
   Asia-Pacific.................         205            192          13        8      3,429
   Other........................         174             93          81       59      2,160
                                      ------         ------      ------   ------   --------
Total foreign operations........         893            745         148      109     10,992
                                      ------         ------      ------   ------   --------

Consolidated....................      $7,731         $7,459      $  272   $  394   $ 90,011
                                      ======         ======      ======   ======   ========
-------------------------------------------------------------------------------------------
(1) Includes interest income and noninterest income.
(2) Includes interest expense, provision for credit losses and noninterest expense.

Results from foreign operations include provisions for credit losses of $(42) million in 1994, $(16) million in 1993 and $7 million in 1992. Brazilian bonds received as part of a debt restructuring, which were treated as loan loss recoveries, and other recoveries related to foreign loans were the primary reasons for the $42 million negative provision in 1994.

Because many of the resources employed by the Corporation are common to both its foreign and domestic activities, it is difficult to segregate assets, related revenues and expenses into their foreign and domestic components. The amounts in the preceding table are estimated on the basis of internally developed assignment and allocation procedures, which to some extent are subjective. The principal internal allocations used to prepare this information are described in the following text.

The allocation of corporate overhead expense is based on allocations appropriate to individual activities. Expenses incurred for the benefit of another geographic area, including certain domestic administrative expenses, are allocated to the area benefited.

Total assets and revenues reflect the allocation of loans and related interest income among geographic areas based on the domicile of the customer.

Distribution of certain fee income among geographic areas is reflected on the
basis of services rendered.   Capital, with the exception of capital at
foreign subsidiaries, has been allocated to domestic operations.

N O T E  20 -- FIRST CHICAGO NBD CORPORATION (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS
------------------------------------------------------------------------------------------------------------
CONDENSED BALANCE SHEET
------------------------------------------------------------------------------------------------------------
December 31 (In millions)                                                                  1994        1993
------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks--bank subsidiaries................................               $     2     $    22
Interest-bearing due from banks
  Bank subsidiaries.......................................................                   161         170
  Other...................................................................                   396         348
Resale agreement with bank subsidiary.....................................                    42         221
Investment securities--available-for-sale.................................                    93          28
Loans and receivables--subsidiaries
  Bank subsidiaries.......................................................                 1,783       1,677
  Nonbank subsidiaries....................................................                 1,014       1,184
Investment in subsidiaries
  Bank subsidiaries.......................................................                 7,831       7,289
  Nonbank subsidiaries....................................................                   993         846
Premises and equipment....................................................                    53          56
Other assets..............................................................                   133         160
                                                                                         -------     -------
    Total assets..........................................................               $12,501     $12,001
                                                                                         =======     =======
------------------------------------------------------------------------------------------------------------
LIABILITIES
Borrowings--nonbank subsidiaries..........................................               $    82     $    29
Other short-term borrowings...............................................                   189         323
Long-term debt............................................................                 4,001       3,856
Other liabilities.........................................................                   420         294
                                                                                         -------     -------
    Total liabilities.....................................................                 4,692       4,502
------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY......................................................                 7,809       7,499
                                                                                         -------     -------
    Total liabilities and stockholders' equity............................               $12,501     $12,001
                                                                                         =======     =======
------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
------------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                     1994        1993        1992
------------------------------------------------------------------------------------------------------------
OPERATING INCOME
Dividends
  Bank subsidiaries.......................................................    $  575     $   377     $   284
  Nonbank subsidiaries....................................................       111          71         198
Interest income
  Bank subsidiaries.......................................................       139         140         119
  Nonbank subsidiaries....................................................        62          82         102
  Other...................................................................        29          15          17
Other income (loss)
  Bank subsidiaries.......................................................         9          11           8
  Nonbank subsidiaries....................................................         1           1           1
  Other...................................................................        26          (2)          3
                                                                              ------     -------     -------
    Total.................................................................       952         695         732
------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE
Interest expense
  Nonbank subsidiaries....................................................         1           4           6
  Other...................................................................       298         293         296
Other expense.............................................................        31          30          48
                                                                              ------     -------     -------
    Total.................................................................       330         327         350
------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
NET INCOME OF SUBSIDIARIES................................................       622         368         382
  Applicable income tax (benefit).........................................       (26)        (31)        (34)
------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
NET INCOME OF SUBSIDIARIES................................................       648         399         416
Equity in undistributed net income (loss) of subsidiaries before cumulative effect of changes in accounting principles
  Bank subsidiaries.......................................................       552         732         (63)
  Nonbank subsidiaries....................................................        21         159        (129)
                                                                              ------     ------      -------
Income before cumulative effect of
 changes in accounting principles.........................................     1,221       1,290         224
Cumulative effect of changes in accounting principles.....................         -           -         170
                                                                              ------     -------     -------
NET INCOME................................................................    $1,221     $ 1,290     $   394
                                                                              ======     =======     =======
------------------------------------------------------------------------------------------------------------
The Parent Company Only Statement of Changes in Stockholders' Equity is the same as the Consolidated Statement of Changes in Stockholders' Equity (see page 33).

-----------------------------------------------------------------------------------------------------------
Condensed Statement of Cash Flows
-----------------------------------------------------------------------------------------------------------
For the Year (In millions)                                                       1994       1993       1992
-----------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income................................................................    $ 1,221    $ 1,290    $   394
Adjustments to reconcile net income to net cash provided by
 operating activities:
    Equity in net income of subsidiaries before cumulative effect
     of changes in accounting principles..................................     (1,259)    (1,340)      (289)
    Cumulative effect of changes in accounting principles.................          -          -       (170)
    Dividends received from subsidiaries..................................        677        422        478
    Depreciation and amortization.........................................          9          9          8
    Net (increase) decrease in accrued income receivable..................         (2)         5         (8)
    Net increase (decrease) in accrued expenses payable...................         (5)        (5)         9
    Other noncash adjustments.............................................         46          3         14
                                                                              -------    -------    -------
    Total adjustments.....................................................       (534)      (906)        42
                                                                              -------    -------    -------
Net cash provided by operating activities.................................        687        384        436
-----------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Net decrease (increase) in loans to subsidiaries..........................         66        241       (635)
Net decrease (increase) in resale agreements with bank subsidiary.........        179       (134)        38
Net capital investments in subsidiaries...................................       (141)      (135)      (613)
Purchase of investment securities--available-for-sale.....................       (225)         -          -
Purchase of investment securities.........................................          -        (16)       (35)
Proceeds from maturities of investment securities--available-for-sale.....         52          -          -
Proceeds from maturities of investment securities.........................          -          8         22
Proceeds from sales of investment securities--available-for-sale..........        107          -          -
Proceeds from sales of investment securities..............................          -          6          2
Purchases of premises and equipment.......................................          -         (4)        (4)
Sales of premises and equipment...........................................          -          4          -
Other, net................................................................          -          1          1
                                                                              -------    -------    -------
Net cash provided by (used in) investing activities.......................         38        (29)    (1,224)
-----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Net (decrease) increase in short-term borrowings..........................        (80)      (180)       101
Proceeds from issuance of long-term debt..................................        935        887      1,093
Redemption and repayment of long-term debt................................       (640)      (748)      (808)

Net increase (decrease) in other liabilities..............................        (29)        48        (23)
Dividends paid............................................................       (397)      (331)      (298)
Proceeds from issuance of common and treasury stock.......................         52         47        382

Purchase of treasury stock................................................       (397)       (26)      (135)
Proceeds from issuance of preferred stock.................................          -        196         96
Payment for redemption of preferred stock.................................       (150)        (1)         -
                                                                              -------    -------    -------
Net cash provided by (used in) financing activities.......................       (706)      (108)       408
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents......................         19        247       (380)
Cash and cash equivalents at beginning of year............................        540        293        673
                                                                              -------    -------    -------
Cash and cash equivalents at end of year..................................    $   559    $   540    $   293
                                                                              =======    =======    =======
-----------------------------------------------------------------------------------------------------------
Other Cash Flow Disclosures
  Interest paid...........................................................    $   322    $   322    $   308
  Income tax payment (receipt)............................................    $     6    $   (96)   $     5
-----------------------------------------------------------------------------------------------------------

Dividends that may be paid by national bank subsidiaries are subject to two statutory limitations. Under the first, dividends cannot exceed the level of "undivided profits then on hand" less the amount of bad debts, as defined, in excess of the allowance for credit losses. In addition, a bank cannot declare a dividend, without regulatory approval, in an amount in excess of its net profits, as defined, for the current year combined with the retained net profits for the preceding two years. State bank subsidiaries may also be subject to limitations on dividend payments.

Based on these statutory requirements, the Corporation's bank subsidiaries could, in the aggregate, have declared additional dividends of up to approximately $1.553 billion without regulatory approval at January 1, 1995. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital. As of December 31, 1994, all of the Corporation's banking subsidiaries significantly exceeded the regulatory guidelines for "well-capitalized" status.

Federal banking law also restricts each bank subsidiary from extending credit to the Corporation as the parent bank holding company (The Parent Company) in excess of 10% of the subsidiary's capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.

In connection with issuances of commercial paper, the Corporation has agreements providing future credit availability (back-up lines of credit) with various banks. The agreements with nonaffiliated banks aggregated $270 million at December 31, 1994 and 1993. The Corporation also had agreements for back-up lines of credit with The First National Bank of Chicago aggregating $130 million at December 31, 1994, and $160 million at December 31, 1993. In 1994, the Corporation had agreements to pay between 0.125% and 0.175% in annual commitment fees on any unused lines. The back-up lines of credit, together with overnight money market loans, short-term investments and other sources of liquid assets, exceeded the amount of commercial paper issued at December 31, 1994.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of First Chicago NBD Corporation:

     We have audited the accompanying supplemental consolidated balance sheet of First Chicago NBD Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1993, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. The supplemental consolidated statements give retroactive effect to the merger of First Chicago Corporation and NBD Bancorp, Inc. on December 1, 1995, which has been accounted for as a pooling of interests as described in Note 4. These financial statements are the responsibility of First Chicago NBD Corporation's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We have previously audited the consolidated financial statements of First Chicago Corporation and subsidiaries included in the supplemental consolidated financial statements of First Chicago NBD Corporation and issued our report thereon dated January 17, 1995. We did not audit the consolidated financial statements of NBD Bancorp, Inc. included in the supplemental consolidated financial statements of First Chicago NBD Corporation, which statements reflect total assets, total interest income, and net income constituting 42 percent, 48 percent and 44 percent, respectively in 1994, and 44 percent, 50 percent and 38 percent, respectively in 1993 and 50 percent and 76 percent of total interest income and net income in 1992, of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon dated January 17, 1995, has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for NBD Bancorp, Inc. is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Chicago NBD Corporation and its subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, after giving retroactive effect to the merger of First Chicago Corporation and NBD Bancorp, Inc. as described in
Note 4, all in conformity with generally accepted accounting principles.

     As explained in Note 2 to the supplemental consolidated financial statements, effective January 1, 1992, First Chicago NBD Corporation changed its method of accounting for postretirement benefits other than pensions to conform to a pronouncement of the Financial Accounting Standards Board, and also changed its methods of accounting for the valuation of venture capital investment securities and the recognition of certain credit card solicitation costs.


                                       ARTHUR ANDERSEN LLP
Chicago, Illinois,
December 1, 1995

S U P P L E M E N T A L  S E L E C T E D  S T A T I S T I C A L
I N F O R M A T I O N

FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

SECURITIZATION OF CREDIT CARD RECEIVABLES

Since 1987, the Corporation has actively packaged and sold credit card assets as securities to investors. The securitization of credit card receivables is an effective balance sheet management tool since capital is freed for other uses. In addition, while such securitizations affect net interest income, the provision for credit losses and noninterest income, the Corporation's net income is essentially unaffected.

The Corporation's First Card unit continues to service credit card accounts even after receivables are securitized. The Corporation no longer recognizes net interest income and certain fee revenue on the securitized portfolio; however, this is offset by servicing fees as well as by lower provisions for credit losses.

At year-end 1994, $6.1 billion in credit card receivables was securitized, compared with $5.0 billion at year-end 1993.

For analytical purposes only, the following table shows income statement line items for the Corporation adjusted for the net impact of securitization of credit card receivables.

-------------------------------------------------------------------------------------------------------
                                           1994                                   1993
                           ------------------------------------   -------------------------------------
                                       CREDIT CARD                             Credit Card
(In millions)              REPORTED  SECURITIZATIONS   ADJUSTED   Reported   Securitizations   Adjusted
-------------------------------------------------------------------------------------------------------
Net interest income--
  tax-equivalent basis...  $  3,043      $  550        $  3,593    $ 2,893       $   471        $ 3,364
Provision for credit
  losses.................       276         253             529        390           234            624
Noninterest income.......     2,393        (297)          2,096      2,769          (237)         2,532
Noninterest expense......     3,220           -           3,220      3,161             -          3,161
Net income...............     1,221           -           1,221      1,290             -          1,290
Assets--year-end.........  $112,763      $6,117        $118,880    $93,140       $ 4,958        $98,098
      --average..........   107,846       5,538         113,384     96,642         4,839        101,481
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
COMMON STOCK AND STOCKHOLDER DATA *                        1994       1993          1992           1991
-------------------------------------------------------------------------------------------------------
Market price
  High for the year..................................   $33        $36-3/8       $33-1/8        $30-1/8
  Low for the year...................................    26-3/4     28-5/8        26-3/4         20-3/4
  At year-end........................................    27-3/8     29-3/4        32-3/4         29-3/4
Book value (at year-end).............................     22.60      21.25         18.27          18.06
Dividends as a percentage of net income
  attributable to common stock.......................        31%        23%           73%            63%
-------------------------------------------------------------------------------------------------------

*There were approximately 41,000 common stockholders of record as of December 31, 1994.

----------------------------------------------------------------------------
QUARTERLY COMMON STOCK DATA
----------------------------------------------------------------------------
QUARTERLY DIVIDENDS AND MARKET PRICE SUMMARY
----------------------------------------------------------------------------
                                              Dividends     Stock Market
                                              Declared     Price Range (1)
----------------------------------------------------------------------------
                                                 Per
                                                Share       Low       High
----------------------------------------------------------------------------

1994
First quarter..............................     $0.30     $27-1/4    $30-3/4
Second quarter.............................      0.30      27-3/8     32
Third quarter..............................      0.30      28-3/8     33
Fourth quarter.............................      0.33      26-3/4     31
                                                -----
        Year...............................     $1.23      26-3/4     33
1993
First quarter..............................     $0.27     $31-3/8    $36-3/8
Second quarter.............................      0.27      29-5/8     36-1/4
Third quarter..............................      0.27      31-3/8     34-3/8
Fourth quarter.............................      0.27      28-5/8     34-5/8
                                                -----
       Year................................     $1.08      28-5/8     36-3/8

----------------------------------------------------------------------------

(1) The principal market for the Corporation's common stock is the New York Stock Exchange.





CONSOLIDATED SUMMARY OF QUARTERLY FINANCIAL INFORMATION
--------------------------------------------------------------------------------------------
1994 (In millions, except per share data)    December 31   September 30   June 30   March 31
--------------------------------------------------------------------------------------------
Interest income............................    $1,754         $1,607       $1,461    $1,314
Net interest income........................       756            749          739       712
Provision for credit losses................        96             63           52        65
Noninterest income.........................       622            589          558       624
Noninterest expense........................       806            811          788       815
Net income.................................       315            301          304       301

Earnings per share
Primary....................................    $ 0.94         $ 0.89       $ 0.89    $ 0.90
Fully diluted..............................      0.93           0.88         0.88      0.88
--------------------------------------------------------------------------------------------
1993 (In millions, except per share data)    December 31   September 30   June 30   March 31
--------------------------------------------------------------------------------------------
Interest income............................    $1,287         $1,327       $1,307    $1,326
Net interest income........................       684            718          695       687
Provision for credit losses................        90             90          105       105
Noninterest income.........................       675            821          642       631
Noninterest expense........................       823            799          784       755
Net income.................................       292            409          291       298

Earnings per share
Primary....................................    $ 0.87         $ 1.25       $ 0.88    $ 0.91
Fully diluted..............................      0.85           1.20         0.85      0.89
--------------------------------------------------------------------------------------------


Average Balances/Net Interest Margin/Rates

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                1994                           1993                           1992
------------------------------------------------------------------------------------------------------------------------------------
(Income and rates on tax-equivalent basis)
                                          Average              Average   Average              Average   Average              Average
          (Dollars in millions)           Balance   Interest    Rate     Balance   Interest    Rate     Balance   Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
Assets
Due from banks--interest-bearing (1) ..   $  8,497   $  395     4.65%    $ 8,098    $  332     4.10%    $ 8,136    $  406     4.99%
Federal funds sold and securities under
  resale agreements ...................     14,340      624     4.35      11,740       350     2.98       8,356       291     3.48
Trading assets ........................      4,927      286     5.80       4,876       229     4.70       4,556       270     5.93
Investment securities (2)
  U.S. government and federal agency ..     11,093      698     6.29       8,973       585     6.52       8,084       613     7.58
  States and political subdivisions ...      1,649      146     8.85       1,757       151     8.59       2,009       179     8.91
  Other ...............................      1,990       48     2.41       2,054        57     2.78       2,552        95     3.72
                                          --------   ------    -----     -------    ------     ----     -------    ------     ----
    Total investment securities .......     14,732      892     6.05      12,784       793     6.20      12,645       887     7.01
Loans (3)(4)
  Domestic offices ....................     47,189    3,829     8.24      43,979     3,413     7.86      45,315     3,661     8.17
  Foreign offices .....................      2,894      194     6.70       3,131       211     6.74       3,727       293     7.86
                                          --------   ------    -----     -------    ------     ----     -------    ------     ----
    Total loans .......................     50,083    4,023     8.15      47,110     3,624     7.79      49,042     3,954     8.15
Assets held for accelerated
  disposition (5) .....................         19        3    13.16         283        28     9.82         199        17     8.79
                                          --------   ------    -----     -------    ------     ----     -------    ------     ----
Total earning assets (6) ..............     92,598    6,223     6.72      84,891     5,356     6.31      82,934     5,825     7.02
Cash and due from banks ...............      6,553                         6,171                          5,425
Allowance for credit losses ...........     (1,132)                       (1,062)                        (1,117)
Other assets ..........................      9,827                         6,642                          6,968
                                          --------                       -------                        -------
    Total assets ......................   $107,846                       $96,642                        $94,210
                                          ========                       =======                        =======

Liabilities and Stockholders' Equity
Deposits--interest-bearing
  Savings .............................   $ 11,815   $  274     2.32%    $11,100    $  265     2.39%    $ 9,732    $  296     3.04%
  Money market ........................      9,280      261     2.81      10,163       247     2.43      10,211       311     3.05
  Time ................................     13,650      570     4.18      14,204       543     3.82      18,665       910     4.88
  Foreign offices (7) .................     12,347      548     4.44      10,944       417     3.81      11,972       566     4.73
                                          --------   ------    -----     -------    ------     ----     -------    ------     ----
    Total deposits--interest-bearing ..     47,092    1,653     3.51      46,411     1,472     3.17      50,580     2,083     4.12
Federal funds purchased and securities
  under repurchase agreements .........     16,365      704     4.30      13,245       404     3.05      13,419       469     3.50
Other short-term borrowings ...........      8,629      378     4.38       7,374       253     3.43       3,896       159     4.08
Long-term debt ........................      6,755      445     6.59       4,817       334     6.93       4,025       310     7.70
                                          --------   ------    -----     -------    ------     ----     -------    ------     ----
    Total interest-bearing
      liabilities .....................     78,841    3,180     4.03      71,847     2,463     3.43      71,920     3,021     4.20
Demand deposits .......................     13,377                        13,078                         11,620
Other liabilities .....................      7,898                         4,730                          4,505
Preferred stock .......................        686                           794                            581
Common stockholders' equity ...........      7,044                         6,193                          5,584
                                          --------                       -------                        -------
    Total liabilities and
      stockholders' equity ............   $107,846                       $96,642                        $94,210
                                          ========                       =======                        =======
Interest income/earning assets (6) ....              $6,223     6.72%               $5,356     6.31%               $5,825     7.02%
Interest expense/earning assets .......               3,180     3.43                 2,463     2.90                 3,021     3.64
                                                     ------    -----                ------     ----                ------     ----
Net interest margin ...................              $3,043     3.29%               $2,893     3.41%               $2,804     3.38%
                                                     ======    =====                ======     ====                ======     ====
------------------------------------------------------------------------------------------------------------------------------------

(1)  Principally balances in overseas offices.

(2) The combined amounts for investment securities available-for-sale and held-to-maturity for 1994 are based on their respective carrying values. Based on the amortized cost of investment securities available-for-sale, the combined average balance for 1994 would be $14.846 billion and the average earned rate would be 6.01%.

(3) Rates are calculated on average lease-financing receivables balances reduced by deferred liability for taxes.

(4) Nonperforming loans are included in average balances used to determine rates.

(5)  Excludes other real estate held for accelerated disposition.

(6) Includes tax-equivalent adjustments based on federal income tax rate of 35% for 1994 and 1993, and 34% for 1992.

(7) Includes International Banking Facilities' deposit balances in domestic offices and balances of Edge Act and overseas offices.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

The following table shows the approximate effect on the net interest income of volume and rate changes for 1994 and 1993. For purposes of this table, changes that are not due solely to volume or rate changes are allocated to volume.


-------------------------------------------------------------------------------------------------

                                                      1994 over 1993          1993 over 1992
                                                   ---------------------   ----------------------
Year Ended December 31 (In millions)               Volume   Rate   Total   Volume    Rate   Total
-------------------------------------------------------------------------------------------------
Increase (decrease) in
  Interest income
    Interest-bearing due from banks..............    $ 19   $ 44    $ 63    $  (2)  $ (72)  $ (74)
    Federal funds sold and securities under
      resale agreements..........................     113    161     274      101     (42)     59
    Trading assets...............................       3     54      57       15     (56)    (41)
    Investment securities
      U.S. government and federal agency.........     133    (20)    113       58     (86)    (28)
      States and political subdivisions..........     (10)     5      (5)     (22)     (6)    (28)
      Other......................................      (1)    (8)     (9)     (14)    (24)    (38)
    Loans
      Domestic offices...........................     261    155     416     (104)   (144)   (248)
      Foreign offices............................     (16)    (1)    (17)     (40)    (42)    (82)
    Assets held for accelerated disposition (1)..     (34)     9     (25)       8       3      11
                                                                    ----                    -----
          Total..................................                    867                     (469)
----------------------------------------------------------------------------------------------------------
Increase (decrease) in
  Interest expense
    Deposits
      Savings....................................      17     (8)      9       33     (64)    (31)
      Money market...............................     (25)    39      14       (1)    (63)    (64)
      Time.......................................     (23)    50      27     (171)   (196)   (367)
      Foreign offices............................      62     69     131      (39)   (110)   (149)
    Federal funds purchased and securities
      under repurchase agreements................     134    166     300       (5)    (60)    (65)
    Other short-term borrowings..................      55     70     125      119     (25)     94
    Long-term debt...............................     128    (17)    111       55     (31)     24
                                                                    ----                    -----
          Total..................................                    717                     (558)
                                                                    ----                    -----
Increase in net interest income..................                   $150                    $  89
                                                                    ====                    =====
----------------------------------------------------------------------------------------------------------


(1) Excludes other real estate held for accelerated disposition.

FOREIGN OUTSTANDINGS

The Corporation's cross-border outstandings consist of loans (including accrued interest), acceptances, interest-bearing deposits with other banks, equity investments, other interest-bearing investments and other nonlocal currency monetary assets. At year-end 1994 and year-end 1993, the only country for which cross-border outstandings exceeded 1.0% of total assets was Japan. A breakout of these outstandings is presented in the table below.

---------------------------------------------------------------------------------------
                                 Government      Banks and
                                        and          Other   Commercial
 (In millions)                     Official      Financial          and
 Country         December 31   Institutions   Institutions   Industrial   Other   Total
---------------------------------------------------------------------------------------
Japan                   1994            $--         $4,724         $156     $30  $4,910
                        1993             --          3,693           85      21   3,799
---------------------------------------------------------------------------------------

At December 31, 1994, the only countries for which cross-border outstandings totaled between 0.75% and 1.0% of the Corporation's total assets were the United Kingdom and Korea; such outstandings totaled $1.921 billion.

At December 31, 1993, the only country for which cross-border outstandings totaled between 0.75% and 1.0% of the Corporation's total assets was Canada; such outstandings totaled $830 million.

INTEREST SHORTFALL ON NONPERFORMING LOANS

Interest at original contractual rates (based on average outstanding balances) and interest actually recorded for those periods at December 31 was as follows.


----------------------------------------------------------------------------------------------------------------
                                             1994                                       1993
                             ----------------------------------------   ----------------------------------------
                                                  Accelerated                                Accelerated
                                                  Disposition                                Disposition
       (In millions)         Domestic   Foreign     Portfolio   Total   Domestic   Foreign     Portfolio   Total
----------------------------------------------------------------------------------------------------------------
Interest at original
  contract rates...........       $25       $ 1          $ --     $26        $32       $ 9           $ 3     $44
----------------------------------------------------------------------------------------------------------------
Interest actually
  recognized...............        10        --            --      10         12         3             2      17
----------------------------------------------------------------------------------------------------------------
Interest shortfall,
  before income tax
  effect...................       $15       $ 1          $ --     $16        $20       $ 6           $ 1     $27
                                  ===       ===          ====     ===        ===       ===           ===     ===
----------------------------------------------------------------------------------------------------------------

At December 31, 1994 and 1993, there were no material commitments to lend additional funds in connection with nonperforming restructured loans.


LOANS 90 DAYS OR MORE PAST DUE STILL ACCRUING INTEREST

The following table summarizes those loans that are 90 days or more past due and still accruing interest.

----------------------------------------------------------------------
December 31 (In millions)                    1994   1993   1992   1991
----------------------------------------------------------------------
Domestic................................     $150   $121   $122   $188
Foreign.................................       --     --     --      3
                                             ----   ----   ----   ----
      Total.............................     $150   $121   $122   $191
                                             ====   ====   ====   ====
----------------------------------------------------------------------


ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES
------------------------------------------------------------------------------------------------------
(In millions)                                                          1994     1993     1992     1991
------------------------------------------------------------------------------------------------------
Balance, beginning of year.......................................    $1,106   $1,041   $1,136   $1,257
------------------------------------------------------------------------------------------------------
Provision for credit losses......................................       276      390      653      606
Provision for loans held for accelerated disposition.............         -        -      491        -
------------------------------------------------------------------------------------------------------
Charge-offs
  Commercial
    Domestic
      Commercial.................................................        68      122      253      259
      Real estate................................................        41       99      149      229
      Lease financing............................................         3        6        6       18
    Foreign (1)..................................................         9       47       78       83
  Consumer
    Credit card..................................................       193      165      180      194
    Other........................................................        50       46       52       56
                                                                     ------   ------   ------   ------
        Total charge-offs........................................       364      485      718      839
------------------------------------------------------------------------------------------------------
Recoveries
  Commercial
    Domestic
      Commercial.................................................        55       81       39       28
      Real estate................................................        15        9        6        4
      Lease financing............................................         1        2        5        2
    Foreign......................................................        44       17       22       35
  Consumer
    Credit card..................................................        32       57       52       48
    Other........................................................        25       23       22       20
                                                                     ------   ------   ------   ------
        Total recoveries.........................................       172      189      146      137
------------------------------------------------------------------------------------------------------
Net charge-offs..................................................       192      296      572      702

Charge-offs of loans upon transfer to accelerated
  disposition portfolio..........................................         -        -      636        -
------------------------------------------------------------------------------------------------------
Transfers related to securitized receivables.....................       (49)     (29)     (42)     (28)
Other (2)........................................................        17        -       11        3
                                                                     ------   ------   ------   ------
------------------------------------------------------------------------------------------------------
Balance, end of year.............................................    $1,158   $1,106   $1,041   $1,136
                                                                     ======   ======   ======   ======
------------------------------------------------------------------------------------------------------


(1) 1992 amounts include $12 million defined as commercial real estate.
(2) Primarily acquisitions.

ALLOCATED ALLOWANCE FOR CREDIT LOSSES

While the allowance for credit losses is available to absorb credit losses in the entire portfolio, the tables below present an estimate of the allowance for credit losses allocated by loan type and the percentage of loans in each category to total loans.


-------------------------------------------------------
December 31 (Dollars in millions)        1994      1993
-------------------------------------------------------
Commercial
  Domestic..........................   $  848    $  789
  Foreign...........................       59        81
Consumer
  Credit card.......................      215       201
  Other.............................       36        35
                                       ------    ------
          Total.....................   $1,158    $1,106
                                       ======    ======
-------------------------------------------------------
Percentage of loans in each category to total loans
Commercial
  Domestic..........................       56%       56%
  Foreign...........................        6         6
Consumer
  Credit card.......................       13        13
  Other.............................       25        25
                                          ---       ---
          Total.....................      100%      100%
                                          ===       ===
-------------------------------------------------------

SHORT-TERM BORROWINGS

The Corporation classifies borrowings with original maturities of less than one year as short-term borrowings. The following is a summary of short-term borrowings for each of the two years ended December 31, 1994.

--------------------------------------------------------------
(Dollars in millions)                          1994      1993
--------------------------------------------------------------
Federal funds purchased
   Outstanding at year-end.................  $ 2,562   $ 2,923
   Weighted average rate at year-end.......     5.72%     3.03%
   Daily average outstanding for the year..  $ 2,846   $ 3,263
   Weighted average rate for the year......     4.48%     3.25%
   Highest outstanding at any month-end....  $ 3,087   $ 4,850

Securities under repurchase agreements
   Outstanding at year-end.................  $14,357   $ 8,115
   Weighted average rate at year-end.......     4.65%     2.95%
   Daily average outstanding for the year..  $13,519   $ 9,982
   Weighted average rate for the year......     4.27%     2.98%
   Highest outstanding at any month-end....  $17,977   $11,178

Bank notes
   Outstanding at year-end.................  $ 6,070   $ 3,720
   Weighted average rate at year-end.......     5.72%     3.35%
   Daily average outstanding for the year..  $ 5,181   $ 3,067
   Weighted average rate for the year......     4.71%     3.33%
   Highest outstanding at any month-end....  $ 6,537   $ 3,823

Other short-term borrowings
   Outstanding at year-end.................  $ 2,352   $ 3,109
   Weighted average rate at year-end.......     4.51%     3.68%
   Daily average outstanding for the year..  $ 3,448   $ 4,307
   Weighted average rate for the year......     3.88%     3.50%
   Highest outstanding at any month-end....  $ 4,722   $ 5,982

Total short-term borrowings
   Outstanding at year-end.................  $25,341   $17,867
   Weighted average rate at year-end.......     5.00%     3.17%
   Daily average outstanding for the year..  $24,994   $20,619
   Weighted average rate for the year......     4.33%     3.19%
--------------------------------------------------------------



---------------------------------------------------------------------------------
                                                        1994   1993   1992   1991
---------------------------------------------------------------------------------
Financial Ratios
Net income as a percentage of:
  Average stockholders' equity........................  15.8%  18.5%   6.4%   8.6%
  Average common stockholders' equity.................  16.6   19.9    6.3    8.7
  Average total assets................................  1.13   1.33   0.42   0.53
  Average earning assets..............................  1.32   1.52   0.48   0.61
Stockholders' equity at year-end as a percentage of:
  Total assets at year-end............................   6.9    8.1    7.0    6.5
  Total loans at year-end.............................  14.2   15.4   13.2   11.4
  Total deposits at year-end..........................  12.0   12.9   10.4    9.2
Average stockholders' equity as a percentage of:
  Average assets......................................   7.2    7.2    6.5    6.2
  Average loans.......................................  15.4   14.8   12.6   11.0
  Average deposits....................................  12.8   11.7    9.9    8.9
Income to fixed charges:
  Excluding interest on deposits......................   2.2x   3.0x   1.3x   1.6x
  Including interest on deposits......................   1.6x   1.8x   1.1x   1.1x
---------------------------------------------------------------------------------
